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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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Sanmina Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SANMINA CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 5, 2018

        The Annual Meeting of Stockholders of Sanmina Corporation will be held on March 5, 2018, at 11:00 a.m., Pacific Standard Time, at Sanmina Corporation's corporate offices, located at 30 E. Plumeria Drive, San Jose, California 95134, for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

  1.
  To elect eleven directors of Sanmina Corporation.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as Sanmina Corporation's independent registered public accounting firm for the fiscal year ending September 29, 2018.

  3.
  To approve the reservation of 1,800,000 shares of common stock for issuance under the 2009 Incentive Plan of Sanmina Corporation.

  4.
  To approve, on an advisory (non-binding) basis, the compensation of Sanmina Corporation's named executive officers.

  5.
  To approve, on an advisory (non-binding) basis, the frequency of future advisory (non-binding) votes on the compensation of Sanmina Corporation's named executive officers.

  6.
  To transact such other business as may properly come before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

        Pursuant to the Internet proxy rules promulgated by the Securities and Exchange Commission, Sanmina Corporation has elected to provide access to its proxy materials over the Internet. Accordingly, stockholders of record at the close of business on January 12, 2018 will receive a Notice of Internet Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting. Sanmina Corporation expects to mail the Notice of Internet Availability of Proxy Materials on or about January 24, 2018.

        All stockholders are cordially invited to attend the Annual Meeting in person. You should bring a brokerage statement or other evidence of your Sanmina shareholdings for entrance to the Annual Meeting. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Any stockholder attending the Annual Meeting may vote in person even if he or she previously voted by another method.

FOR THE BOARD OF DIRECTORS

Christopher K. Sadeghian Corporate Secretary

SANMINA CORPORATION
30 E. Plumeria Drive
San Jose, California 95134

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Q1:
Why am I receiving these proxy materials?

A:
The Board of Directors of Sanmina Corporation ("Sanmina," "we," "us" or "our") is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2018 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, March 5, 2018 at 11:00 a.m., Pacific Standard Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described in this document.

Q2:
What is the Notice of Internet Availability of Proxy Materials?

A:
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

  We expect to mail the Notice of Internet Availability on or about January 24, 2018, to all stockholders entitled to vote at the Annual Meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.

Q3:
Where is the Annual Meeting?

A:
The Annual Meeting will be held at our corporate offices, located at 30 E. Plumeria Drive, San Jose, California 95134. The telephone number at the meeting location is (408) 964-3500.

Q4:
Can I attend the Annual Meeting?

A:
You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of January 12, 2018. You should bring a brokerage statement or other evidence of your Sanmina shareholdings for entrance to the Annual Meeting. The meeting will begin promptly at 11:00 a.m., Pacific Standard Time.

Stock Ownership

Q5:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Stockholders of Record. If your shares are registered directly in your name with Sanmina's transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability has been sent directly to you.

  Beneficial Owners.    Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the "beneficial owner" of shares held in "street name." The Notice of Internet Availability should be forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q6:
Who is entitled to vote at the Annual Meeting?

A:
Holders of record of our common stock at the close of business on January 12, 2018 are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of January 12, 2018. As of the close of business on January 12, 2018, there were 71,234,276 shares of common stock outstanding and entitled to vote at the Annual Meeting held by approximately 821 stockholders of record.

Q7:
How many shares must be present or represented to conduct business at the Annual Meeting?

A:
The presence of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present in person at the Annual Meeting or have properly submitted a proxy.

  Under the General Corporation Law of the State of Delaware, abstentions and broker "non-votes" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

Q8:
What is a broker "non-vote" and how are they counted at the Annual Meeting?

A:
A broker "non-vote" occurs if you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions. At the Annual Meeting, broker non-votes will be counted toward the presence of a quorum for the transaction of business at the meeting, but will not be counted as votes cast on any matter being voted upon at the Annual Meeting. As a result, broker non-votes will have no effect on the outcome of any proposal being voted upon at the Annual Meeting.

Q9:
Can I vote my shares in person at the Annual Meeting?

A:
Yes. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote your shares at the Annual Meeting by following the procedures described below.

  Stockholders of Record.    Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting even if previously voted by another method.

  Beneficial Owners.    Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

  Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice of Internet Availability and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q10:
Can I vote my shares without attending the Annual Meeting?

A:
Yes. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting, as summarized below.

  Internet.    Stockholders of record with Internet access may submit proxies by following the "Vote by Internet" instructions on the Notice of Internet Availability until 11:59 p.m., Eastern Standard Time, on March 4, 2018 or by following the instructions at www.proxyvote.com. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. ("Broadridge") online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in the Broadridge program.

  Telephone.    Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice of Internet Availability explaining this procedure.

  Mail.    If you are a record holder (i.e. you own your shares directly and not through a broker), you may request a proxy card from Sanmina on which you can indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. If you hold your shares in street name, the voting instructions provided by your broker, trustee or nominee will indicate how you may vote by mail.

Q11:
How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:
If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted "FOR" Proposals One, Two, Three and Four.

Q12:
What happens if additional matters are presented at the Annual Meeting?

A:
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place or adjournment for the purpose of soliciting additional proxies, the proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q13:
Can I change or revoke my vote?

A:
Yes, by following the instructions below:

  Stockholders of Record.    If you are a stockholder of record, you may change your vote by:

  •
  Delivering to Sanmina's Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or

  •
  Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

  Any written notice of revocation or subsequent proxy card must be received by Sanmina's Corporate Secretary prior to the taking of the vote at the Annual Meeting.

  A stockholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote no later than 11:59 p.m., Eastern Standard Time, on March 4, 2018.

  Beneficial Owners.    If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Q14:
What proposals will be voted on at the Annual Meeting?

A:
At the Annual Meeting, stockholders will be asked to vote on:

  Proposal One.    The election of eleven directors to hold office until the 2019 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

  Proposal Two.    The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2018;

  Proposal Three.    The approval of the reservation of 1,800,000 shares of common stock for issuance under our 2009 Incentive Plan; and

  Proposal Four.    The approval on an advisory (non-binding) basis of the compensation of our named executive officers.

  Proposal Five.    The approval on an advisory (non-binding) basis of the frequency of future advisory (non-binding) votes on the compensation of Sanmina Corporation's named executive officers.

Q15:
What is the voting requirement to approve each of the proposals and how does the Board of Directors recommend that I vote?

A:
Proposal One.    A nominee for director shall be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election. Abstentions and broker non-votes do not count as "votes cast" with respect to this proposal and therefore will not affect the outcome of the election. Pursuant to our Corporate Governance Guidelines, should a nominee for director fail to receive the required number of votes for election, he or she is required to tender his or her resignation to the Board. In such a case, the Nominating and Governance Committee of the Board has the option of accepting or declining such resignation, considering any factors that the Committee deems relevant.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on each of the eleven nominees for election as director. The Board of Directors recommends that you vote your shares "FOR" each of the eleven nominees listed in Proposal One.

  Proposal Two.    The affirmative vote of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. The Board of Directors recommends that you vote your shares "FOR" Proposal Two.

  Proposal Three.    The affirmative vote of a majority of the votes cast is required to approve the reservation of an additional 1,800,000 shares of common stock for issuance under our 2009 Incentive Plan. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. The Board of Directors recommends that you vote your shares "FOR" Proposal Three.

  Proposal Four.    The affirmative vote of a majority of the votes cast is required to approve on an advisory (non-binding) basis the compensation of our named executive officers, as disclosed in the Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. The Board of Directors recommends that you vote your shares "FOR" Proposal Four.

  Proposal Five.    The option of once every year, two years or three years that receives the highest number of votes cast will be determined to be the preferred frequency with which we are to hold future advisory (non-binding) votes on the compensation of our named executive officers. Abstentions and broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

  You may vote once every "ONE YEAR," "TWO YEARS," "THREE YEARS" or "ABSTAIN" on this proposal. The Board of Directors recommends that you vote your shares "ONE YEAR" on Proposal Five

Q16:
Who will bear the cost of soliciting votes for the Annual Meeting?

A:
Sanmina will bear all expenses of soliciting proxies. We must reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Sanmina may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Q17:
Where can I find the voting results of the Annual Meeting?

A:
We intend to announce the voting results of the Annual Meeting in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the meeting date.

Stockholder Proposals and Director Nominations

Q18:
What is the deadline to propose actions for consideration at next year's Annual Meeting of Stockholders or to nominate individuals to serve as directors?

A:
You may submit proposals, including director nominations, for consideration at future stockholder meetings. All notices of proposals by stockholders should be sent to Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134.

  Requirements for stockholder proposals to be considered for inclusion in our proxy materials.    Stockholders may present proper proposals to be considered for inclusion in Sanmina's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be considered for inclusion in the proxy statement for the 2019 Annual Meeting of Stockholders, stockholder proposals must be received by Sanmina's Corporate Secretary no later than September 21, 2018 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Requirements for stockholder proposals to be brought before an Annual Meeting of Stockholders.    In addition, our bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an Annual Meeting of Stockholders, provided that the stockholders are stockholders of record when notice is given and on the record date for the determination of the stockholders entitled to vote at the Annual Meeting, even though these proposals are not included in the Annual Meeting proxy statement. To be timely for the 2019 Annual Meeting, a stockholder's notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between November 5, 2018 and December 5, 2018. For all matters that a stockholder proposes to bring before the Annual Meeting, the notice must set forth:

  •
  A brief description of the business intended to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

  •
  The name and address, as they appear on our books, of the stockholder proposing the business, and any beneficial owner on whose behalf the stockholder is proposing the business or proposing a director nomination and any person controlling, directly or indirectly, or acting in concert with, the stockholder or beneficial owner (a "Stockholder Associated Person");

  •
  The class and number of shares of Sanmina that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person;

  •
  Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit from share price changes for, or to increase or decrease the voting power of, the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina;

  •
  Any material interest of the stockholder or any Stockholder Associated Person in the business intended to be brought before the Annual Meeting; and

  •
  A statement whether either the stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of Sanmina's voting shares required under applicable law to carry the proposal.

Additional Information

Q19:
What should I do if I receive more than one Notice of Internet Availability or set of proxy materials?

A:
If you received more than one Notice of Internet Availability or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice of Internet Availability or voting instruction card that you receive to ensure that all of your shares are voted.

Q20:
How may I obtain a separate copy of the Notice of Internet Availability?

A:
If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability because some brokers and other nominee record holders may be participating in the practice of "householding," which reduces duplicate mailings and saves printing and postage costs. If your Notice of Internet Availability is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact our Investor Relations Department at (408) 964-3610 or write to us at 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

Q21:
Can I access Sanmina's proxy materials and Annual Report on Form 10-K over the Internet?

A:
Yes. All stockholders and beneficial owners will have the ability to access our proxy materials, free of charge, at www.proxyvote.com with their control number referred to in the Notice of Internet Availability. Sanmina's Annual Report on Form 10-K for the fiscal year ended September 30, 2017 is also available on the Internet as indicated in the Notice of Internet Availability.

Q22:
What is the mailing address for Sanmina's principal executive offices?

A:
Our principal executive offices are located at 30 E. Plumeria Drive, San Jose, California 95134. Any written requests for additional information, copies of the proxy materials and the 2017 Annual Report on Form 10-K, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

            NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SANMINA SINCE THE DATE OF THIS PROXY STATEMENT.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Identification of Nominees

        Our Board of Directors (the "Board") currently consists of eleven members. The Nominating and Governance Committee of the Board has nominated the eleven members of the Board listed below for reelection at this meeting.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jure Sola, Michael J. Clarke, Eugene A. Delaney, William J. DeLaney, Robert K. Eulau, John P. Goldsberry, Rita S. Lane, Joseph G. Licata, Jr., Mario M. Rosati, Wayne Shortridge and Jackie M. Ward. If any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Nominating and Governance Committee to fill the vacancy. If stockholders nominate additional persons for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of the nominees listed below as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until that person's successor has been elected by the holders of the outstanding shares of Common Stock and qualified, or until his or her earlier death, resignation or removal in the manner provided in our bylaws.

Name of Nominee	Age	Principal Occupation	Director Since
Jure Sola	67	Executive Chairman of Sanmina Corporation	1989
Michael J. Clarke	63	Consultant	2013
Eugene A. Delaney	61	Consultant	2013
William J. DeLaney	62	Former Chief Executive Officer, Sysco Corporation	2018
Robert K. Eulau	56	Chief Executive Officer of Sanmina Corporation	2017
John P. Goldsberry	63	Former Chief Financial Officer, GLOBALFOUNDRIES Inc.	2008
Rita S. Lane	55	Consultant	2016
Joseph G. Licata, Jr.	57	Senior Operating Partner, BlueArc Capital Management	2007
Mario M. Rosati	71	Member, Wilson Sonsini Goodrich & Rosati, P.C.	1997
Wayne Shortridge	79	Consultant	2001
Jackie M. Ward	79	Chair of the Board of Sysco Corporation and Luna-C Clothing	2001

        Jure Sola has served as Sanmina's Executive Chairman since October 2017, Chief Executive Officer from April 1991 to October 2017, as Chairman of Sanmina's Board from April 1991 to December 2001 and from December 2002 to October 2017, and Co-Chairman of Sanmina's Board from December 2001 to December 2002. In 1980, Mr. Sola co-founded Sanmina Corporation and initially held the position of Vice President of Sales. In October 1987, he became Vice President and General Manager of Sanmina Corporation, responsible for manufacturing operations and sales and marketing. In July 1989, Mr. Sola was elected as a director and in October 1989 was appointed as President of Sanmina Corporation.

        Michael J. Clarke has served as a director of Sanmina since December 2013. From December 2011 through July 2016, Mr. Clarke was a member of the Board of Directors, President and Chief Executive Officer of Nortek, Inc., a manufacturer of products for remodeling, residential and new construction, manufactured housing and personal and enterprise computer markets. From 2005 until joining Nortek, Mr. Clarke served as President, Flex Infrastructure and Group President of Integrated Network Solutions of Flextronics International, Ltd, a publicly traded provider of design and electronics manufacturing services to original equipment manufacturers.

        Eugene A. Delaney has served as a director of Sanmina since December 2013. Mr. Delaney previously served as Executive Vice President, Product and Business Operations of Motorola Solutions, Inc., a worldwide provider of communications infrastructure, devices, software and services to government and enterprise customers, from January 2011 through July 2013. Prior to that time, Mr. Delaney held the positions of Executive Vice President, Product and Business Operations, Enterprise Mobility Solutions, Motorola, Inc., from August 2010 to January 2011; Executive Vice President, President, Enterprise Mobility Solutions from January 2009 to August 2010; Senior Vice President, Government and Public Safety from May 2007 to January 2009; and Senior Vice President, International Sales Operations, Networks and Enterprise from May 2006 to May 2007. Prior to that time, Mr. Delaney served in other senior management roles with Motorola, Inc., including Senior Vice President of the Cellular Infrastructure Group, President of Asia/Pacific region and Chairman of Motorola China Ltd.

        William J. DeLaney has served as a director of Sanmina since January 2018. Mr. DeLaney served as Chief Executive Officer of Sysco Corporation, a food marketing and distribution company, from March 2009 until December 2017 and as a director of Sysco from January 2009 until December 2017. He held the additional title of President from March 2010 through December 2015. Previously, Mr. DeLaney held various finance, management and executive positions with Sysco, which he joined in 1987. Mr. Delaney also serves as a director of Express Scripts Holding Company, a pharmacy benefit management company.

        Robert K. Eulau has served as the Chief Executive Officer and a director of Sanmina Corporation since October 2017. Prior to that time, he served as Sanmina's Executive Vice President and Chief Financial Officer from September 2009 until October 2017. Prior to joining Sanmina, Mr. Eulau was the Executive Vice President, Chief Operating Officer and Chief Financial Officer of privately-owned Alien Technology Corporation, a developer of radio frequency identification products, from March 2006 to June 2008. Previously, he was Senior Vice President and Chief Financial Officer of publicly-traded Rambus Inc., a technology licensing company, from May 2001 to March 2006. Prior to Rambus, Mr. Eulau served over 15 years with Hewlett Packard Company in various leadership roles, including Vice President and Chief Financial Officer of HP's Business Customer Organization, and Vice President and Chief Financial Officer of HP's Computing Products business.

        John P. Goldsberry has served as a director of Sanmina since January 2008. Mr. Goldsberry recently retired as Chief Financial Officer of GLOBALFOUNDRIES Inc., a semiconductor foundry company, a position he held from January 2016 to January 2018, having previously been Chief Accounting Officer since June 2013. Mr. Goldsberry served as Chief Financial Officer of American Traffic Solutions, Inc., the leading traffic camera services company, from July 2010 until November 2012, and as Chief Financial Officer of TPI Composites, Inc., a manufacturer of composites products for the wind energy markets, from July 2008 until July 2010. Mr. Goldsberry previously served as Senior Vice President and Chief Financial Officer of Gateway, Inc., a computer manufacturer, from August 2005 to April 2008. He also served as Senior Vice President, Operations, Customer Care and Information Technology from April 2005 to August 2005, as Senior Vice President, Strategy and Business Development from March 2004 to April 2005 and as Chief Financial Officer of eMachines, Inc., a PC manufacturer acquired by Gateway, from January 2004 until March 2004. Previously, Mr. Goldsberry held Chief Financial Officer positions at TrueSpectra, Inc., an imaging solutions company, Calibre, Inc., a wireless technology company, Quality Semiconductor, Inc., a semiconductor company, DSP Group, Inc., a semiconductor company and The Good Guys, Inc., an electronics retailer, and worked for Salomon Brothers and Morgan Stanley in a number of corporate finance positions.

        Rita S. Lane has served as a director of Sanmina since September 2016. Since January 2014, she has been the Principal at Hajime, LLC a supply chain advisor for start-up companies. Ms. Lane also serves as a Supervisory Board member of Philips Lighting N.V., a publicly-traded global lighting systems manufacturer. She served as Vice President, Operations, for Apple Inc. from July 2008 through January

2014. From June 2006 through July 2008, she was Senior Vice President, Integrated Supply Chain/Chief Procurement Officer for Motorola Solutions, Inc. and prior to that time held senior supply chain positions at International Business Machines Corporation for more than ten years. Ms. Lane also served for five years in the United States Air Force as a Captain.

        Joseph G. Licata, Jr. has served as a director of Sanmina since August 2007. Since April 2014, he has been the Senior Operating Partner—Private Equity, of BlueArc Capital Management. Further, since 2015, Mr. Licata has been Chairman of the Board, Brunswick Bowling Products, and Chairman of the Board, HealPros Corp. From January 2011 until April 2014, he was the Chief Executive Officer of Synergy Leadership, LLC, a firm specializing in Board and CEO advisory services in the areas of corporate and growth strategy, sales, performance improvement, operational full potential and customer value creation, a company which he also founded. He served as Chief Executive Officer of Peopleclick Authoria, Inc., a vendor of human resources process management software and services, from April 2010 through November 2010. He also served as President and Chief Executive Officer of SER Solutions, Inc., a global call management and speech analytics solutions company, from July 2007 through October 2008 when the company was acquired. Mr. Licata also served as President of Siemens Enterprise Networks, LLC, a leader of open communications solutions for enterprises, from 2001 to 2006.

        Mario M. Rosati has served as a director of Sanmina since 1997. He has been an attorney with the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1971. Mr. Rosati serves as a member of the Board of Directors of Aehr Test Systems, a manufacturer of electronics device testing equipment. Mr. Rosati also serves as a director of several privately held companies.

        Wayne Shortridge has served as a director of Sanmina since December 2001 and has served as our lead independent director since December 2006. Mr. Shortridge also served as a director of SCI Systems, Inc. from 1992 until December 2001, when SCI merged with Sanmina. Mr. Shortridge is an attorney. From May 2012 until March 2014, he served as a Director of Business Development of The Partners Group, an attorney placement firm. From March 2004 to December 2011, Mr. Shortridge served as Atlanta Office Managing Shareholder of the law firm of Carlton Fields, PA. From 1994 to 2004, he was a partner in the law firm of Paul, Hastings, Janofsky & Walker, LLP, in Atlanta, Georgia.

        Jackie M. Ward has served as a director of Sanmina since December 2001. From 1992 until December 2001 when we merged with SCI Systems, Inc., she served as a director of SCI. Ms. Ward also serves as a director of Sysco Corporation (Chair of the Board). During the past five years, Ms. Ward also served as a director of Anthem, Inc.(Chair of the Board) and Flowers Foods, Inc. (Lead Director). Ms. Ward also serves as Chair of the Board of Luna-C Clothing, a sports clothing company. From December 2000 to October 2006, Ms. Ward was the Outside Managing Director of Intec Telecom Systems, USA, a provider of turnkey telecommunication systems and products. From 1968 to 2000, she served as President, Chief Executive Officer and Chairman of the Board of Computer Generation Incorporated, which company she also co- founded.

Qualifications of Nominees

        The Nominating and Governance Committee believes its slate of nominees possess the strategic development, financial, operational and industry-specific skills necessary to effectively guide and oversee our business. In evaluating the qualifications of the nominees listed above, the Nominating and

Governance Committee considered a number of factors, including the nominees' experience as shown in the following chart:

*
Board Level Only

        The Nominating and Governance Committee does not require that each nominee have experience in each of these areas, instead evaluating nominees as a group to ensure that the Board as a whole possesses the appropriate mix of experience and knowledge. The Nominating and Governance Committee does not explicitly consider diversity in indentifying nominees for director. Below are listed the primary factors considered by the Nominating and Governance Committee with respect to each nominee in determining to nominate him or her for election to the Board and for service as a member of one of our Board committees, if applicable.

Name of Nominee	Board Nominating Factors	Committee Nomination Factors
Jure Sola	Mr. Sola's role as the co-founder of Sanmina as well as his more than 35 years of experience in the electronics manufacturing industry and deep knowledge of the company and its operations	N/A
Michael J. Clarke
	Mr. Clarke's more than 25 years of senior executive, business development and operational experience managing global companies in numerous industries, including electronics, telecommunications, industrial, aerospace and automotive	Mr. Clarke's previous position as a chief executive officer in managing a large publicly-traded products company (Compensation and Nominating and Governance)

Name of Nominee	Board Nominating Factors	Committee Nomination Factors
Eugene A. Delaney	Mr. Delaney's more than 20 years of senior management experience with a major global communications technology company, particularly in the areas of business transformation and corporate finance	Mr. Delaney's numerous roles and extensive expertise overseeing the financial performance of large divisions within a major multinational firm (Audit)
William J. DeLaney
	Mr. DeLaney's over 30 years' experience and knowledge in the areas of leadership and management development, corporate strategy development, finance and accounting and distribution and supply chain management	N/A
Robert K. Eulau	Mr. Eulau's understanding of Sanmina's strategy, customer focus, technology offerings and day to day execution from his eight years as Chief Financial Officer of Sanmina	N/A
John P. Goldsberry
	Mr. Goldsberry's understanding of hardware and manufacturing businesses (computers, renewable energy, electronic equipment and semiconductors), providing knowledge to help Sanmina refine and improve its strategy and execution	Mr. Goldsberry's experience as chief financial officer of a number of public and private technology and manufacturing companies (Audit)
Rita S. Lane	Ms. Lane's more than 30 years experience in global supply chain, technology products and hardware operations for Fortune 100 companies	Ms. Lane's executive level and board experience giving her insights into operational and financial matters and best governance practices (Audit and Nominating and Governance)
Joseph G. Licata, Jr.	Mr. Licata's more than 10 years of experience as chief executive of technology companies, giving him excellent visibility into operational and financial issues	Mr. Licata's role in several companies as chief executive officer (Audit and Compensation)
Mario M. Rosati
	Mr. Rosati's senior and significant role in a major Silicon Valley law firm serving technology companies and service on multiple company boards, giving him unique viewpoints on the technology industry and strategies for growth	N/A

Name of Nominee	Board Nominating Factors	Committee Nomination Factors
Wayne Shortridge	Mr. Shortridge's more than 40 years of experience as a business attorney representing a broad range of enterprises on a variety of matters and knowledge of the industry from his nine years of service as a board member of SCI Systems, Inc., giving him insights and knowledge into the particular issues faced by electronics manufacturing companies	Mr. Shortridge's involvement and participation in a variety of governance forums and bodies, including serving as past Chair of the Board of the National Association of Corporate Directors, Atlanta Chapter, giving him a keen understanding of current governance and compensation trends and best practices (Compensation and Nominating and Governance); experience as a business attorney for over 40 years, including representation of public companies, from which he gained strong knowledge of accounting and corporate finance matters (Audit)
Jackie M. Ward	Ms. Ward's wealth of experience as a current or former board member of a number of leading Fortune 500 companies and her long-term service as a technology company chief executive officer
Ms. Ward's prior experience as a chief executive officer and her experience as a board, compensation and governance committee member of a number of leading Fortune 500 companies (Compensation and Nominating and Governance)

Vote Required; Recommendation of the Board of Directors

        A nominee for director shall be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election. Abstentions and broker non-votes do not count as "votes cast" with respect to this proposal and therefore will not affect the outcome of the election. Pursuant to our Corporate Governance Guidelines, should a nominee for director fail to receive the required number of votes for election, he or she is required to tender his or her resignation to the Board. In such a case, the Nominating and Governance Committee of the Board has the option of accepting or declining such resignation, considering any factors that the Nominating and Governance Committee deems relevant.

        OUR BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD.

 PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for the fiscal year ending September 29, 2018. In the event stockholders do not ratify the Audit Committee's selection of PwC as our independent registered public accounting firm, the Audit Committee may reconsider its selection. Representatives of PwC are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

        The following is a summary of fees billed by our independent registered public accounting firm for the fiscal years ended October 1, 2016 ("fiscal 2016") and September 30, 2017 ("fiscal 2017"). The Audit Committee considers the non-audit and tax fees in its assessment of the independence of the Company's independent registered public accounting firm. Fiscal 2017 fees reflect the results of the Company's competitive review process.

Audit Fees

        The aggregate fees billed for professional services rendered by PwC for the audit of our annual consolidated financial statements, various statutory audits and reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2016 and fiscal 2017 were as follows:

Fiscal 2016	Fiscal 2017
$2,756,000	$3,027,000

Audit-Related Fees

        The aggregate fees billed for audit-related services, exclusive of the fees disclosed above relating to audit fees, rendered by PwC during fiscal 2016 and fiscal 2017 were as follows:

Fiscal 2016	Fiscal 2017
$—	$51,000

Tax Fees

        The aggregate fees billed for tax services rendered by PwC during fiscal 2016 and fiscal 2017 are set forth below. These services consisted primarily of tax compliance and tax consultation services. Tax fees increased in fiscal 2017 as a result of the transition of tax services from our prior independent registered public accounting firm to PwC.

Fiscal 2016	Fiscal 2017
$40,000	$667,000

All Other Fees

Fiscal 2016	Fiscal 2017
$17,000	$4,000

        The Audit Committee has concluded that the non-audit services provided by PwC were compatible with maintaining the independence of PwC.

Audit Committee Pre-Approval Policy with Respect to Audit Services and Permissible Non-Audit Services

        All services provided by our independent registered public accounting firm require prior approval of the Audit Committee, with limited exceptions as permitted by the SEC's Rule 2-01 of Regulation S-X. Our independent registered public accounting firm periodically reports to the Audit Committee services for which the independent registered public accounting firm has been engaged and the aggregate fees incurred and to be incurred. During fiscal 2017, all services provided by our independent registered public accounting firm were pre-approved in accordance with this policy.

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of PwC as our independent registered public accounting firm. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

        THE BOARD BELIEVES THE APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2018.

PROPOSAL THREE:
APPROVAL OF THE RESERVATION OF 1,800,000 SHARES OF COMMON STOCK
FOR ISSUANCE UNDER THE 2009 INCENTIVE PLAN

        The Board believes that equity compensation programs align the interests of management, directors and the stockholders to increase long-term stockholder value by giving directors, executives and other key employees a stake in our success. By permitting us to grant equity in our company, our 2009 Incentive Plan, as amended (the "Incentive Plan") is a key tool for attracting, rewarding, motivating and retaining the key personnel necessary for us to achieve our business objectives and increase stockholder value. At the Annual Meeting, we are requesting that stockholders approve the reservation of an additional 1,800,000 shares for issuance under the Incentive Plan in order to ensure that we have sufficient shares available during 2018 and through the date of our 2019 annual meeting of stockholders for (1) our annual grant to non-executive employees, which is typically made in May of each year, (2) grants to new executive hires, (3) an annual grant to executive management, which typically takes place in November or December of each year, (4) grants made in connection with acquisitions, and (5) grants made to our non-employee Board members. We believe this increase is reasonable for the following reasons:

  1.
  Our share repurchases in the last three fiscal years have more than offset the dilutive effect of grants made under the Incentive Plan during the same time period. During the last three fiscal years, we have repurchased approximately 15.8 million shares of our common stock in the open market, more than offsetting the potential dilution from the 4.6 million shares granted under the Incentive Plan during that same time period. Since the end of fiscal 2014, we have reduced the number of shares of our common stock outstanding from 82.2 million shares to 71.7 million shares.

  2.
  Allowing Sanmina to make continued equity grants as necessary through the date of our 2019 Annual Meeting in order to attract and retain key talent. As of December 31, 2017, 2.2 million shares remained available for future grant under the Incentive Plan, which is higher than our three-year average annual net share utilization of 1.4 million shares (grants less cancellations available for re-grant, not adjusted for the Company's fungible ratio of 1.36 that is applied to restricted stock units). Under the Incentive Plan, grants of restricted stock units, which is the award type most commonly granted by the Company, reduce the Company's available share pool by 1.36 shares for every share granted, consistent with what the Company believes is best practice. Therefore, as of December 31, 2017, the Company only has the ability to grant 1.6 million restricted stock units, which approximates the Company's annual share usage. Consequently, unless the proposed increase is approved, Sanmina may be unable to make planned grants to existing high-value employees and executives, anticipated new executive hires and directors and employees hired in connection with acquisitions, which will put us at a significant competitive disadvantage compared to our peers.

  3.
  Our burn rate is reasonable compared to our peers. Sanmina's three-year average net burn rate (grants less cancellations divided by outstanding shares) of 1.6% is the same as to the 1.6% median net burn rate of the peer companies listed in the "Compensation Discussion and Analysis" on page 35 of the Proxy Statement for their most recently completed fiscal year for which data is publicly available.

  4.
  Approximately 44% of awards outstanding under the Incentive Plan vest only if certain performance criteria are achieved, thus resulting in dilution only if stockholder value is created. During the past three fiscal years, approximately 50% of shares granted under the Incentive Plan will vest only upon achievement of specified performance criteria such as earnings per share targets or revenue. As such, these grants will only result in the issuance of shares if the Company achieves goals that are aligned with the interests of stockholders.

  5.
  Our plan follows best market practices. Our Incentive Plan has been designed consistent with the qualitative standards of Institutional Shareholder Services and equity plan best practices. As a result, the Incentive Plan:

  a.
  Does not permit the repricing of options or stock appreciation rights ("SARs") granted under the Incentive Plan;

  b.
  Provides for responsible share counting in that any shares tendered or withheld to pay taxes or an option's exercise price are not available for re-issuance;

  c.
  Does not provide for automatic acceleration of vesting upon an acquisition of Sanmina; and

  d.
  Includes a fungible share ratio, which reduces the dilution of the plan for stockholders by decreasing the plan pool at a higher rate for full-value awards (1.36:1) than for stock options.

        For these reasons, Sanmina requests stockholders approve the reservation of 1,800,000 additional shares for issuance under the Incentive Plan. We anticipate such number of shares, when added to our remaining reserve, will be sufficient to attract and retain key employees through at least the date of our 2019 stockholder meeting. However, should the Incentive Plan not be approved by stockholders, we could be unable to make sufficient equity awards to executive and non-executive level employees, which would hurt our ability to retain such individuals (and to attract new hires), who are necessary to grow and improve our business and, therefore stockholder value. In addition, Sanmina could in such case be required to provide additional cash compensation in lieu of equity compensation, which would increase our operating expense and reduce our cash.

Description of the Incentive Plan

        The following is a summary of the principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the Incentive Plan itself set forth in Appendix A.

General

        The Incentive Plan provides for the grant of the following types of incentive awards:

  •
  Stock options;

  •
  Restricted stock;

  •
  Restricted stock units;

  •
  Stock appreciation rights;

  •
  Performance units (including performance units payable in cash);

  •
  Performance shares; and

  •
  Other stock or cash awards.

        Each of these is referred to individually as an "Award." Those eligible for Awards under the Incentive Plan include employees, directors and consultants who provide services to Sanmina and its affiliates. As of September 30, 2017, we had 34,637 full-time employees who were eligible to participate in the Incentive Plan.

Number of Shares of Common Stock Available Under the Incentive Plan

        An aggregate of 23,500,000 shares have been previously reserved by the Board and approved by the stockholders for issuance under the Incentive Plan since its initial adoption in 2009. If stockholders approve this proposal, the number of shares reserved for issuance under the Incentive Plan will be increased by 1,800,000 to 25,300,000. All of such shares may be authorized, but unissued, or reacquired common stock.

        All awards other than options and stock appreciation rights count against the share reserve as 1.36 shares for every share of common stock subject to such an Award. To the extent that a share that was subject to an Award that counted as 1.36 shares of common stock against the Incentive Plan reserve is returned to the Incentive Plan, the Incentive Plan reserve will be credited with 1.36 shares of common stock that will thereafter be available for issuance under the Incentive Plan.

        If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares or performance units which are to be settled in shares of common stock, is forfeited to or repurchased by Sanmina, the unpurchased shares of common stock (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the Incentive Plan (unless the Incentive Plan has terminated). The following shares of common stock may not again be made available for issuance as Awards under the Incentive Plan: (i) upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the Award so exercised and (ii) shares used to pay the exercise price or withholding taxes related to an outstanding Award. Awards paid out in cash rather than shares will not reduce the number of shares available for issuance under the Incentive Plan.

        If Sanmina declares a dividend or other distribution or engages in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of common stock or other securities of Sanmina, or other change in the corporate structure of Sanmina affecting Sanmina's common stock, the Administrator will adjust the number and class of shares that may be delivered under the Incentive Plan, the number, class, and price of shares covered by each outstanding Award, and the numerical per-person limits on Awards.

Administration of the Incentive Plan

        The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board (referred to herein as the "Administrator"), will administer the Incentive Plan. To make grants to certain of Sanmina's officers and key employees, the members of the committee must qualify as "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, and as "outside directors" under Code Section 162(m) so that Sanmina can receive a federal tax deduction for certain compensation paid under the Incentive Plan. The Board may delegate to one or more officers of Sanmina the authority to grant Awards of options, restricted stock and restricted stock units and the terms thereof, including the number of shares of common stock subject to such Awards, to certain non- officer employees or consultants. However, the Board's resolutions regarding such delegation will specify the total number of shares of common stock that may be subject to Awards granted by such officer. Subject to the terms of the Incentive Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and to interpret the provisions of the Incentive Plan and outstanding Awards. In addition, the Administrator may not modify or amend an option or stock appreciation right to reduce the exercise price of that Award after it has been granted and neither may the Administrator cancel any outstanding option or stock appreciation right in exchange for cash, other awards or new options or stock appreciation rights with a lower exercise price, unless such action is approved by stockholders in advance.

Options

        The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan. The Administrator determines the number of shares of common stock subject to each option, although the Incentive Plan provides that a participant may not receive options for more than 833,333 shares of common stock in any fiscal year, except in connection with his or her initial service as an employee with Sanmina, in which case he or she may be granted options to purchase up to an additional 833,333 shares of common stock.

        The Administrator determines the exercise price of options granted under the Incentive Plan, provided the exercise price must be at least equal to 100% of the fair market value of Sanmina's common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of Sanmina's outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

        The term of an option may not exceed ten years, except that, with respect to any participant who owns 10% of the voting power of all classes of Sanmina's outstanding capital stock, the term of an incentive stock option may not exceed five years.

        After a termination of service with Sanmina for any reason other than death, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant's Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) five years following his or her termination due to death or disability. In the case of termination of service as a result of death, the participant's beneficiary may exercise the option for shares that were unvested on the date of death. In no event may an option be exercised later than the expiration of its term.

        No adjustment will be made for a dividend or other right for which the record date is prior to the date shares are issued upon exercise of an option.

Stock Appreciation Rights

        The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the grant date and the exercise date. Sanmina can pay the appreciation in either cash or shares of common stock or a combination of both. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Incentive Plan. The Administrator, subject to the terms of the Incentive Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Incentive Plan; provided, however, that the exercise price will not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed ten years. No participant will be granted stock appreciation rights covering more than 833,333 shares of common stock during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 833,333 shares of common stock in connection with his or her initial service as an employee with Sanmina.

        After termination of service with Sanmina for any reason other than death, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant's Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) five years following his or her termination due to death or disability. In the case of termination of service as a result of death, the participant's beneficiary may exercise the unvested portion of the stock appreciation right. In no event will a stock appreciation right be exercised later than the expiration of its term.

        Participants holding unvested stock appreciation rights shall not be entitled to receive dividends or other distributions in respect of such Awards until the time specified for payout of the stock appreciation rights in the Award Agreement.

Restricted Stock

        Awards of restricted stock are rights to acquire or purchase shares of Sanmina's common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Grants of restricted stock are typically made without receipt of consideration (other than the recipient's continued service). The Administrator may set restrictions based on the achievement of specific performance goals. Vesting can also be time-based. Until the Administrator determines otherwise, shares of restricted stock will be held by Sanmina as escrow agent until the restrictions lapse. After the grant of restricted stock, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

        The Award agreement will generally grant Sanmina a right to repurchase or reacquire the shares upon the termination of the participant's service with Sanmina for any reason at the cost, if any, paid by the recipient, other than in the case of termination of service as a result of death, in which case all restricted stock shall become fully vested. With respect to restricted stock intended to qualify as "performance-based compensation" under Section 162(m) of the Code, no participant will be granted a right to purchase or acquire more than 333,333 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 333,333 shares of restricted stock in connection with his or her initial employment with Sanmina.

Restricted Stock Units

        Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied, which may be time-based or based on company or divisional performance. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. After the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

        The Administrator, in its sole discretion, may provide in the Award agreement that earned restricted stock units shall be paid in cash, shares of common stock, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares of common stock available for grant under the Incentive Plan. All unearned restricted stock units will be forfeited to Sanmina in the event of termination of service by the recipient, other than termination of service as a result of death, in which case the Award will become fully vested. With respect to restricted stock units intended to qualify as "performance-based compensation" under Section 162(m) of the Code, no participant may be granted more than 333,333 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 333,333 restricted stock units in connection with his or her initial employment with Sanmina.

Performance Units and Performance Shares

        The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance goals or other vesting criteria (including, without limitation, continued service to Sanmina) in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of performance units or performance shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Award.

        The Administrator determines the number of performance units and performance shares granted to any participant. With respect to performance units and performance shares intended to qualify as "performance-based compensation" under Section 162(m) of the Code, during any fiscal year, no participant will receive more than 333,333 performance shares and no participant will receive performance units having an initial value greater than $5,000,000 except that a participant may be granted performance shares covering up to an additional 333,333 shares of common stock and performance units having an initial value up to an additional $5,000,000 in connection with his or her initial employment with Sanmina. Performance units will have an initial dollar value established by the Administrator on or before the date of grant. Performance shares are deemed to have an initial value equal to the fair market value of the number of shares of Sanmina's common stock subject to the Award on the grant date.

Performance Bonus Awards

        The Board's compensation committee ("Compensation Committee") may use the Incentive Plan to provide for cash bonuses intended to qualify as "performance- based compensation" under Section 162(m) of the Code and that are payable upon the attainment of performance goals established by the Compensation Committee for a given performance period prior to a determination date. Performance-based awards in the form of cash bonuses granted under the Incentive Plan may not exceed more than $5,000,000 in any fiscal year.

Performance Goals

        The granting and/or the vesting of Awards of options, restricted stock, restricted stock units, performance shares, performance units (including performance units payable in cash), cash bonuses and other incentives under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement of goals relating to: (a) accounts payable days; (b) accounts payable turns; (c) annual revenue; (d) cash collections; (e) cash cycle days; (f) customer satisfaction MBOs; (g) days sales outstanding; (h) earnings per share; (i) free cash flow; (j) gross margin; (k) gross profit; (l) inventory turns; (m) net income; (n) new orders; (o) operating income; (p) pro forma net income; (q) return on designated assets; (r) return on equity; (s) return on sales; and (t) product shipments.

        Any performance goals may be used to measure the performance of Sanmina as a whole or a business unit of Sanmina, and may be measured relative to a peer group or index. The performance goals may differ from participant to participant and from Award to Award. The Compensation Committee may provide that partial achievement of performance goals may result in the payment or vesting corresponding to a partial (but not necessarily proportional) portion of an Award. The determination date is the latest possible date that the Compensation Committee can make adjustments to the method of calculating the attainment of performance goals for a performance period without jeopardizing the tax treatment of the award as performance-based. Prior to the determination date, the Compensation Committee is authorized to make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (i) to exclude restructuring and integration charges (including employee severance and benefits costs and charges related to excess facilities and assets); (ii) to exclude impairment charges for goodwill and intangible assets and amortization expense; (iii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iv) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (v) to exclude the effects of any statutory adjustments to corporate tax rates; (vi) to exclude stock-based compensation expense determined under generally accepted accounting principles; (vii) to exclude any other unusual, non-recurring gain or loss or extraordinary item; (viii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ix) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (x) to exclude the dilutive effects of acquisitions or joint ventures; (xi) to assume that any business divested by Sanmina achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spin-off or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368); and (xiii) to reflect any partial or complete corporate liquidation. The Compensation Committee also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

Terms and Conditions of Awards Intended to Qualify as "Performance-Based Compensation" under Section 162(m)

        The Incentive Plan permits the Compensation Committee to grant "performance-based" Awards to "covered employees," as such terms are defined under Code Section 162(m). Performance-based awards are generally not subject to the cap on the deductibility of compensation paid to covered employees contained in Code Section 162(m). Covered employees are defined as the Chief Executive Officer and the next three most highly compensated executive officers of Sanmina other than the Chief Financial Officer.

        If the Compensation Committee grants an Award to a covered employee intended to qualify as "performance-based compensation," certain rules of the Incentive Plan control over any other provisions of the Incentive Plan. To the extent necessary to comply with the requirements of Code Section 162(m), with respect to any Award granted subject to performance goals, within the determination date, the Compensation Committee will, in writing, (a) designate the participants who are covered employees, (b) select the performance goals applicable to the performance period, (c) establish the performance goals, and amounts or methods of computation of such Awards, as applicable which may be earned for such performance period, and (d) specify the relationship between the performance goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each covered employee for such performance period. For purposes of the Incentive Plan, a performance period is the fiscal year of Sanmina or such other period determined by the Administrator.

        Following the completion of a performance period, the Compensation Committee must certify whether the applicable performance goals have been achieved for such performance period. In determining amounts earned by a "covered employee," the Compensation Committee will have the right to reduce or eliminate (but not increase) the amount payment at a given level of performance to take into account additional factors that the Compensation Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

        Unless otherwise provided in an Award agreement, a "covered employee" must be employed by Sanmina or any affiliate on the day an Award intended to qualify as "performance-based compensation" is paid. Further, a "covered employee" will be eligible to receive a payment intended to qualify as "performance-based compensation" only if the performance goals for such period are achieved.

Limits on Awards Granted to Non-Employee Directors.

        The Incentive Plan provides that in any given fiscal year, a non-employee director may not receive under the Incentive Plan awards having a grant date fair value greater than $900,000, as grant date fair value is determined under generally accepted accounting principles. The value of equity actually granted to our directors, inclusive of equity granted in lieu of cash retainers, during fiscal 2017 is shown on page 59.

Transferability of Awards

        Awards granted under the Incentive Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant's lifetime only to the participant. The Administrator may approve certain transfers as specified in the Incentive Plan.

Change in Control

        In the event of a change in control of Sanmina, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation, or the parent or subsidiary of the successor corporation, does not assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares of common stock as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment and Termination of the Incentive Plan

        The Administrator will have the authority to amend, alter, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and Sanmina. The Incentive Plan will terminate on January 26, 2019, unless the Board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

        The number of Awards that an employee, director or consultant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance. Therefore, the following table sets forth the aggregate number of shares of common stock subject to stock options and the aggregate number of shares of common stock subject to restricted stock units granted during fiscal 2017 with respect to (i) each of our named executive officers, (ii) all of our executive officers as a group, (iii) our non-executive officer directors as a group, and (iv) all employees other than executive officers as a group:

Name of Individual or Group	Number of Options	Number of Restricted Stock Units	Dollar Value of Restricted Stock Units(1)
Jure Sola, Chairman of the Board and Chief Executive Officer	—	400,000	$12,960,000
Robert K. Eulau, Executive Vice President and Chief Financial Officer	—	150,000	$4,920,000
Gerry Fay, Chief Business Officer	—	85,000	$3,098,250
Dennis R. Young, Executive Vice President, Worldwide Sales and Marketing	—	14,000	$436,800
Alan McW. Reid, Executive Vice President, Global Human Resources	—	10,000	$312,000
All executive officers, as a group	—	659,000	$21,727,050
All directors who are not executive officers, as a group	—	62,191	$2,456,806
All employees who are not executive officers, as a group	—	656,900	$22,827,995

(1)
Represents the grant date fair value of restricted stock unit awards, determined in accordance with AccountingStandards Codification Topic 718, Compensation—Stock Compensation ("ASC 718").

Other Equity Compensation Plan Information

        The following table summarizes the number of shares issuable upon exercise of outstanding options and deliverable upon vesting of restricted stock units granted to our service providers and directors, as well as the number of shares of common stock remaining available for future issuance under Sanmina's equity compensation plans as of September 30, 2017. Sanmina has no stock appreciation rights or other awards outstanding that are convertible into or exchangeable for common stock. Additionally, there are no awards outstanding under equity compensation plans not approved by stockholders.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options		Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	6,926,809	(1)	$11.83	(2)	3,308,008

(1)
Includes 3,359,366 shares deliverable upon vesting of Restricted Stock Units.

(2)
Weighted average remaining term of options is 3.82 years.

Federal Tax Aspects

        The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Sanmina of Awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

        Nonstatutory Stock Options.    No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares of common stock purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Sanmina is subject to tax withholding by Sanmina. Any additional gain or loss recognized upon any later disposition of the shares of common stock would be capital gain or loss.

        Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares of common stock more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares of common stock before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares of common stock on the exercise date (or the sale price, if less) minus the exercise price of the option and short-term capital gains equal to the sales price minus the fair market value of the shares on the exercise date.

        Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of common stock received. Any additional gain or loss recognized upon any later disposition of the shares of common stock would be capital gain or loss.

        Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.    A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture (generally, when the Award vests). However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares of common stock underlying the Award (less any cash paid for the shares) on the date the Award is granted.

        Tax Effect for Sanmina.    Sanmina generally will be entitled to a tax deduction in connection with an Award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to Sanmina's Chief Executive Officer and to each of its three most highly compensated executive officers, excluding the Chief Financial Officer. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Sanmina can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, the number of Awards that any individual may receive and, for Awards other than certain stock options, the types of performance criteria on which vesting can depend. The Incentive Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Sanmina to continue to receive the maximum federal income tax deduction in connection with such Awards.

        Section 409A.    Section 409A of the Code provides that certain non-qualified deferred compensation arrangements must meet certain requirements to avoid additional income taxes for those deferring compensation. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual's distribution commence no earlier than six months after such officer's separation from service.

        Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award will recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. Sanmina will also have withholding and reporting requirements with respect to such amounts.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND SANMINA WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of the votes duly cast is required to approve this proposal to increase the number of shares of common stock reserved for issuance under the Incentive Plan by 1,800,000 shares. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

        THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" APPROVAL OF THE RESERVATION OF 1,800,000 SHARES FOR ISSUANCE UNDER THE INCENTIVE PLAN.

 PROPOSAL FOUR:
APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF COMPENSATION OF
NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that we provide our stockholders an opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in our proxy statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        As described under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to reward executives for improvement in our financial results and shareholder value and to provide alignment between the interests of executives and our stockholders.

        See "Compensation Discussion and Analysis" on page 35, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement for additional details about our executive compensation programs, including information about the fiscal 2017 compensation of our named executive officers.

        Accordingly, our Board of Directors is asking our stockholders to cast a non-binding advisory vote "FOR" the following resolution at the annual meeting:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and other related tables and disclosure."

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS.

 PROPOSAL FIVE:
APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF FREQUENCY OF VOTE ON
EXECUTIVE COMPENSATION

        The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek an advisory or non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules. In this Proposal 5, our Board of Directors is asking our stockholders to cast a non-binding advisory vote indicating whether they would prefer an advisory vote on named executive officer compensation, such as that set forth in Proposal 4, once every one, two, or three years. Stockholders last voted on this proposal in 2012, at which time an overwhelming majority of shares voted in favor of an annual non-binding vote on executive compensation.

        Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. An advisory vote every year on executive compensation will facilitate stockholder input on our executive compensation philosophy, policies, and practices that are disclosed in the proxy statement.

        We recognize that our stockholders may have differing views on the appropriate frequency for the advisory vote on executive compensation, and you may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below:

        RESOLVED, the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure."

        Our Board of Directors will select a vote frequency for this matter taking into the results of the stockholder vote on this matter and announce its choice within 150 days of the date of the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT THE ADVISORY VOTE ON EXECUTIVE COMPENSATION BE CONDUCTED ONCE EVERY ONE YEAR.

 CORPORATE GOVERNANCE

        Sanmina has long upheld a set of basic beliefs to guide its actions. Among those beliefs is the responsibility to conduct business with the highest standards of ethical behavior when relating to customers, suppliers, employees and investors. Accordingly, we have implemented governance policies and practices which we believe meet or exceed regulatory standards and which reflect current corporate governance best practices.

Corporate Governance Guidelines

        Sanmina has adopted a set of Corporate Governance Guidelines that are intended to serve, among other things, as a charter for the full Board. These guidelines contain various provisions relating to the operation of the Board and set forth the Board's policies regarding various matters. The guidelines can be found on our website at http://s21.q4cdn.com/392851627/files/doc_downloads/gov_doc/Corporate-Governance-Guidelines-04-Dec-2017.pdf.

Code of Business Conduct and Ethics

        Sanmina has adopted a Code of Business Conduct and Ethics (the "Code") that includes a conflict of interest policy and applies to the Board and all officers and employees. Sanmina provides training to familiarize employees with the requirements of the Code. An ethics reporting resource is available to all employees to enable confidential and anonymous reporting of suspected violations, as well as to the Chairs of the Audit Committee and the Nominating and Governance Committee, if desired. The Code can be found on our website at http://s21.q4cdn.com/392851627/files/doc_downloads/gov_doc/CODE-OF-BUS-CONDUCT-ETHICS-(ENG)-(Rev-072017-FINAL).pdf.

Independent Directors

        The Board of Directors has determined that all of the non-employee members of the Board satisfy the definition of independence under applicable Nasdaq rules. There are no family relationships among our directors or executive officers. The non-management directors regularly meet in executive session, without members of management, as part of the normal agenda of our regularly scheduled board meetings.

Lead Independent Director

        The Board has appointed director Wayne Shortridge to serve as lead independent director. His duties in that capacity include: serving as the principal contact between the independent directors and the Chairman of the Board; assisting the Chairman of the Board in establishing the agenda for Board meetings; coordinating with the Chairman in regard to meetings with stockholders and, if requested by stockholders, ensuring that he is available for consultation and direct communication; recommending the retention of outside advisors and consultants; and monitoring the quality, quantity and timeliness of information sent to the Board. The charter for the lead independent director can be found on our website at http://s21.q4cdn.com/392851627/files/doc_downloads/gov_doc/Lead-Independent-Director-Charter-as-revised-1200715.pdf.

Board Meetings

        The Board held six meetings during fiscal 2017. No director attended fewer than 75 percent of the meetings of the Board or of committees on which such person served.

Board Committees

        The Board currently maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Audit Committee

        During fiscal 2017, the Audit Committee consisted of directors Eugene A. Delaney, John P. Goldsberry, Rita S. Lane, Joseph G. Licata, Jr. and Wayne Shortridge, each of whom is "independent" as that term is defined for Audit Committee members by the Nasdaq listing standards. Mr. Goldsberry served as the Chairman of the Audit Committee. Messrs. Delaney, Goldsberry and Licata all meet the definition of "audit committee financial expert" as defined by the SEC.

        The Audit Committee oversees our corporate financial reporting and external audit, including, among other things, our control functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our internal audit function. In addition, the Audit Committee is responsible for the appointment, compensation, oversight and assessment of the performance of our independent registered public accounting firm and is involved in the selection of the lead audit partner. Among the factors considered by the Audit Committee in evaluating the performance of the independent registered public accounting firm are service quality, responsiveness, quality of audit team personnel and lead audit partner, management of the overall annual audit process, and understanding of Sanmina's industry, business and internal control environment. The Audit Committee also oversees certain risks relating to the preparation of our financial statements, investment policies, casualty risk insurance policies and cybersecurity. Finally, the Audit Committee oversees our ethics program and reviews related party transactions and legal matters that could have a significant impact on our financial statements. The Audit Committee held eight formal meetings during fiscal 2017. The Annual Report of the Audit Committee appears in this proxy statement under the caption "Report of the Audit Committee of the Board of Directors."

        The Audit Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://s21.q4cdn.com/392851627/files/doc_downloads/committee_charters/2017/Audit-Committee-Charter-final-091817.pdf.

Compensation Committee

        During fiscal 2017, the Compensation Committee consisted of directors Michael J. Clarke, Joseph G. Licata, Jr., Wayne Shortridge and Jackie M. Ward. Mr. Shortridge served as the Chairman of the Compensation Committee. Each such member of the Committee is an "independent director" and satisfies the requirements for compensation committee membership under the Nasdaq listing requirements and is a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934.

        The Compensation Committee reviews and approves the salaries and equity, incentive and other compensation of our executive officers. The Committee also approves the terms of our annual bonus program, monitors our global compensation policies and practices and serves as the administrator under our equity compensation plans. Finally, the Compensation Committee assists in the oversight of our risk management practices and policies insofar as they are impacted by our bonus and equity compensation plans and practices and reviews our succession planning process for our executive officers. The Compensation Committee held nine meetings during fiscal 2017.

        The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://s21.q4cdn.com/392851627/files/doc_downloads/committee_charters/2017/Comp-comm-charter-final-091817.pdf.

        In March 2017, the Compensation Committee established the Performance Award Subcommittee consisting of Messrs. Licata and Shortridge and Ms. Ward. Such subcommittee oversees and approves the award of cash and equity compensation that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code to persons who would be considered "covered employees" within the meaning of such rule. The written charter for such subcommittee is available at our website at http://s21.q4cdn.com/392851627/files/doc_downloads/committee_charters/2017/Performance-Award-Subcommittee-charter-doc-(2).pdf.

Nominating and Governance Committee

        The Nominating and Governance Committee currently consists of directors Michael J. Clarke, Rita S. Lane, Wayne Shortridge and Jackie M. Ward, each of whom is "independent" as that term is defined by the Nasdaq listing standards. Ms. Ward served as the Chairman of the Nominating and Governance Committee during fiscal 2017.

        The Nominating and Governance Committee is responsible for evaluating the size and structure of the Board and its committees, determining the appropriate qualifications for directors and nominating candidates for election to the Board. The Nominating and Governance Committee also develops overall governance guidelines for the Board, including director succession planning policies, conducts an annual Board and committee evaluation, considers stockholder proposals for action at stockholder meetings, including stockholder nominees for director, and reviews our management succession planning process. Finally, the Nominating and Governance Committee reviews and recommends for Board approval our non-employee Board member compensation program. The Nominating and Governance Committee held four meetings during fiscal 2017.

        The Nominating and Governance Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://s21.q4cdn.com/392851627/files/doc_downloads/committee_charters/2017/NGC-charter-final-091817.pdf.

Leadership Structure

        Each year, Sanmina's Board selects a Chairman of the Board and Chief Executive Officer. The Chairman of the Board is responsible for helping establish Sanmina's strategic priorities, presiding over Board meetings and communicating the Board's guidance to management. The Chief Executive Officer, on the other hand, is responsible for the day-to-day management of our operations and business and reports directly to the Board.

        For more than the past 15 years, the positions of Chairman of the Board and Chief Executive Officer were held by the Mr. Sola. As part of Sanmina's succession planning process, effective as of October 2, 2017, Robert K. Eulau, Sanmina's former Chief Financial Officer, was appointed by the Board as Sanmina's Chief Executive Officer and a director and Mr. Sola assumed the role of Executive Chairman. In addition to the customary duties of Chairman of the Board, Mr. Sola will support the Chief Executive Officer by interacting with current and prospective customers and advising on the strategic direction of Sanmina. The Board believes that this leadership structure, coupled with the continuation of Wayne Shortridge as Lead Independent Director, provides balance, continuity and currently is in the best interest of Sanmina and its stockholders.

        Although the Board currently believes that this leadership structure is currently in the best interests of Sanmina and its stockholders, the Board will continue to reevaluate its leadership structure from time to time.

Director Succession Planning, Tenure and Refreshment

        The Board believes that its ability to promote the long-term, sustainable growth of Sanmina depends on attracting and retaining board members with a high level of industry-specific experience who have a deep familiarity with the Company's business and who actively engage with management and other stakeholders. The Board seeks to assure these characteristics in board members through regular succession planning activities and through its Board evaluation process intended to identify board members in need of improvement. The Board recognizes concerns expressed in the corporate governance community that long-tenured board members can be perceived as less independent than those with shorter tenures. At the same time, the Board does not believe that term limits are an appropriate means of addressing this concern as they can serve to disqualify otherwise knowledgeable, engaged and effective board members. Instead, the Board regularly considers new potential board members as a matter of succession planning

Role of the Board of Directors in Risk Management Practices and Policies

        Under Sanmina's risk management practices and policies, Sanmina's management has primary responsibility for the development and implementation of risk management strategies, with oversight by the Board and its committees. As part of this oversight, the Board and its Committees regularly receive presentations from management concerning enterprise-level risks that could have a significant adverse impact on Sanmina's business and operations. This process permits the Board and its Committees to provide guidance to management in scoping and managing each of the company's enterprise risk areas.

Stock Ownership Guidelines

        In order to better align the interests of our Board and executive officers with those of our stockholders, we have adopted stock ownership guidelines. Under these guidelines, Board members must acquire and hold Sanmina shares with a dollar value of at least four times the amount of the cash retainer for Board service within three years of becoming a director. Shares counted towards satisfaction of the guideline include shares held through our non-management director deferred compensation plan, shares issued upon vesting or exercise of restricted stock units or stock options issued to directors and shares purchased on the open market, if any. All of our directors currently meet this standard or are within the period for initial compliance. For executive officers, the guidelines provide that such officers should hold equity with a value equal to a specified multiple of their base salary, as follows: Chief Executive Officer: four times; Chief Financial Officer: three times; and other executive officers: one and one half times. Covered officers have five years from commencement of their service as executive officers, whichever is later, to reach their recommended equity position. The equity counted towards achievement of the executive ownership guidelines includes shares owned outright, shares deemed to be beneficially owned under the rules of the Securities and Exchange Commission and shares underlying unvested time-based restricted stock units. All of our current named executive officers meet this guideline.

Hedging and Pledging of Company Securities

        Sanmina believes that "hedging," a term used to describe certain practices taken to reduce the economic risk of Sanmina stock ownership (e.g., to prevent losses if Sanmina's stock price were to fall) is inappropriate when undertaken by employees, officers or directors as such techniques reduce alignment with the interests of our public stockholders. Similarly, Sanmina believes that "pledging" of Sanmina stock by employees, officers or directors (i.e., using Sanmina stock as collateral for a loan, such as in a margin account) can be inappropriate when such practice could cause shares to be sold when the trading window is closed or the individual is in possession of material non-public information and would otherwise be prohibited from selling under this policy. Therefore, Sanmina prohibits employees, officers and directors from (i) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of Sanmina's common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds or (ii) engaging in short sales related to Sanmina's common stock. In addition, Sanmina prohibits officers and directors from (i) depositing any Sanmina common stock in a margin account or (ii) pledging Sanmina securities as collateral for a loan.

Attendance at Annual Meeting of Stockholders by the Board of Directors

        Sanmina encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders. Our annual meetings of stockholders typically coincide with a regular Board meeting date, which facilitates the attendance of Board members at the stockholder meetings. All Board members attended the 2017 Annual Meeting of Stockholders.

Contacting the Board of Directors

        Our Board welcomes the submission of any comments or concerns from stockholders. If you wish to submit any comments or express any concerns to the Board, please send them to the Board, c/o Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134. If a communication does not relate in any way to matters of the Board, our Corporate Secretary will handle the communication as appropriate. If the communication does relate to the Board, the Corporate Secretary will forward the message to the Chair of the Nominating and Governance Committee, who will determine whether to inform the entire Board or the non-management directors.

Stockholder Proposals and Nominations to the Board

        Stockholders may submit proposals for inclusion in our proxy statement and may recommend candidates for election to the Board, both of which shall be considered by the Nominating and Governance Committee. Stockholders should send such proposals to Nominating and Governance Committee, c/o Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134.

        Any stockholder submitting the name of a candidate for election to the Board must include all of the following information with their request:

  •
  The candidate's name, age, business address and residence address;

  •
  The candidate's principal occupation or employment;

  •
  The class and number of shares of Sanmina that are beneficially owned by the candidate;

  •
  Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate;

  •
  A description of all arrangements or understandings between the stockholder and each candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

  •
  Any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation the candidate's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

  •
  A statement whether such person, if elected, intends to tender, promptly following such person's election or re-election, an irrevocable resignation effective upon such person's failure to receive the required vote for re- election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with Sanmina's Corporate Governance Guidelines.

        For all other matters that a stockholder proposes to bring before the Annual Meeting, the notice must set forth:

  •
  A brief description of the business intended to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

  •
  The name and address, as they appear on our books, of the stockholder proposing the business, and any beneficial owner on whose behalf the stockholder is proposing the business or proposing a director nomination and any person controlling, directly or indirectly, or acting in concert with, the stockholder or beneficial owner (a "Stockholder Associated Person");

  •
  The class and number of shares of Sanmina that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person;

  •
  Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit from share price changes for, or to increase or decrease the voting power of, the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina;

  •
  Any material interest of the stockholder or any Stockholder Associated Person in the business intended to be brought before the Annual Meeting; and

  •
  A statement whether either the stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of Sanmina's voting shares required under applicable law to carry the proposal.

        Stockholders must comply with certain deadlines in order for proposals submitted by them be considered for inclusion in our proxy statement or brought to a vote at the Annual Meeting. Please see "Q18—What is the deadline to propose actions for consideration at next year's Annual Meeting of Stockholders or to nominate individuals to serve as directors?" above.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee are employees of Sanmina. During fiscal 2017, no executive officer of Sanmina (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on Sanmina's Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on Sanmina's Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of Sanmina.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Highlights

        Management continued to emphasize sustainable and profitable growth during fiscal 2017, achieving a seventh consecutive year of profitability for our company. Management's efforts led to increases in financial results in a number of areas, including the following:

  •
  Increasing revenue by 6% in fiscal 2017

  •
  Generating $251 million in operating cash flow during fiscal 2017.

  •
  Achieving a 13% increase in non-GAAP(1) earnings per share compared to fiscal 2016.

  •
  Returning more than $160 million to stockholders in the form of stock repurchases in fiscal 2017.

Alignment of Incentive Pay Results with Company Performance

        The total compensation of our executives in 2017 was heavily weighted towards incentive cash compensation and equity awards that will vest only if Sanmina's financial performance continues to improve, with approximately 93% and 56% of our Chief Executive Officer's and our other named executive officers' total target compensation, respectively, being at risk. Key features of our performance-based executive pay arrangements include:

  •
  Our executives' annual bonus opportunities were contingent upon achievement of financial objectives covering multiple critical operating metrics (including revenue, operating margin, return on invested capital, EBITDA, cash flow, and inventory turns).

  •
  84% of our named executive officers' long-term incentives granted in 2017 were contingent upon achievement of earnings per share goals or revenue and operating margin levels.

  •
  As a result of our heavy emphasis on performance-based executive compensation programs, executive pay remains well aligned with corporate performance and stockholder returns and our pay-for-performance philosophy. The following graphics highlight the strong linkage between our performance and our executives' compensation opportunities.

        The tables below summarize our performance during the past three fiscal years compared to the total compensation reported in the Summary Compensation Table for our named executive officers during that period.

        The table below shows the extent to which the total target compensation payable to our Chief Executive Officer and our other named executive officers as a group during fiscal 2017 is comprised of equity incentives and target bonus contingent upon Company performance and therefore at risk.

(1)
Non-GAAP measures exclude the impact of stock-based compensation expenses, restructuring costs, asset impairment charges, intangible asset amortization expense and other infrequent or unusual items (including, when applicable, charges or recoveries associated with distressed customers, litigation settlements, gains and losses on sales of assets and redemptions of debt, discrete tax events and deferred tax changes), to the extent material in the applicable period. Included as Appendix B to this proxy statement is a reconciliation of the non-GAAP measures contained in this Compensation Discussion and Analysis to their most directly comparable GAAP measures.

(2)
Actual bonus is subject to the discretion of the Committee, which retains the discretion to adjust individual bonuses based on the Committee's overall review of performance.

Adoption of Best Practices

        Our executive compensation programs include features that are widely recognized as best practices. Examples include:

  •
  The vast majority of the total target pay opportunities of our named executive officers are offered through incentives tied to financial and/or stock price performance.

  •
  84% of our named executive officers' long-term incentive awards in 2017 were tied to the achievement of performance conditions and/or stock price.

  •
  100% of our long-term incentive awards to our named executive officers in 2017 were denominated in shares of stock, reinforcing the linkage between executive pay and shareholder value creation.

  •
  Our named executive officers' non-performance-based forms of pay (e.g., base salaries) generally fall below peer median levels, while total target pay is generally aligned with peer median levels.

  •
  The annual bonus opportunities of our named executive officers are tied to critical measures of financial and operational success, including revenue, operating margin, return on invested capital, EBITDA, cash flow, and inventory turns.

  •
  We annually establish a peer group of companies for purposes of conducting pay studies on our executives' total pay opportunities. The peer group is comprised of size-relevant companies within our industry.

  •
  We annually conduct an executive pay study to ensure the continued alignment of our pay levels and program designs with competitive peer practices.

  •
  We are receptive to stockholder input regarding our pay programs and consider any such feedback when making design adjustments to our plans.

  •
  We retain the services of an independent executive compensation consultant to help ensure the continued alignment of our pay programs with our compensation philosophy and objectives, as well as with best practices.

  •
  The Compensation Committee of our Board of Directors (the "Committee") is comprised entirely of directors who meet the independence standards of the SEC and NASDAQ.

  •
  We conduct an annual say-on-pay vote as recommended by our stockholders.

  •
  We require our executives and directors to comply with share ownership guidelines.

  •
  We prohibit the hedging or pledging of company stock by executive officers and directors.

  •
  Our executive pay programs have been designed to discourage excessive risk-taking by our executives.

  •
  We maintain a strict clawback policy requiring repayment of incentives received in connection with financial restatements under certain circumstances.

WHAT WE DO:	WHAT WE DON'T DO:

•

Pay for Performance—Our program emphasizes variable (at-risk) compensation to better align compensation with stockholder interests and operational results (for example, 82% of our CEO's total target pay opportunity in 2017 was delivered through equity-based incentives).

• No single-trigger change-in-control provisions.

•

Annual Bonus Design—Our executives' annual bonus opportunities are contingent upon achieving a variety of key financial and operating objectives that directly contribute to stockholder value creation.

• No tax gross-ups.
• Long-Term Incentives—84% of our named executive officers' long-term incentives in 2017 were tied to performance conditions.	• No hedging or pledging of the Company's stock by our executive officers and directors.
• Below-Median Non-Performance-Based Compensation—base salaries for our executive officers generally fall below peer median levels.	• No employment agreement with any executive officer.
• Alignment of Overall Pay with Peers—The total target pay of our named executive officers is generally aligned with peer median levels.	• No extraordinary perquisites.
• Stock Ownership Guidelines—Our executive officers are subject to equity ownership requirements.	• No repricing of options.
• Stockholder Outreach—We are receptive to the input of stockholders on our pay programs and consider any such feedback when making design adjustments to our plans.
• The Compensation Committee retains the assistance of an independent compensation consultant for guidance on our executive pay programs.
• Clawback Policy—We maintain a strict clawback policy.

        Throughout this Compensation Discussion and Analysis, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2017, as well as the other individuals included in the "Summary Compensation Table" in the Proxy Statement, are referred to as the "named executive officers."

Sanmina's Pay-for-Performance Compensation Philosophy

        Our compensation program is designed to incentivize management to improve financial metrics such as revenue, operating margin, cash flow and return on invested capital that the Committee believes are key to increasing long-term stockholder value. Our program is designed to reward executives commensurate with overall financial results and individual performance and to create a direct link between long-term financial performance and individual rewards. With its underlying focus on increasing stockholder value, Sanmina's compensation system is aimed strategically at aligning the interests of executives and stockholders. Sanmina's compensation program is based on the competitiveness of total pay (in other words, base salary, cash incentives and equity awards) rather than any one particular element. Emphasizing its pay-for-performance philosophy, Sanmina generally targets base salaries lower than its peers, with total compensation becoming competitive if Sanmina achieves its financial goals. In furtherance of this strategy, a majority of executives' compensation is at risk, becoming payable only upon achievement of specific performance targets. As mentioned above, our pay-for-performance philosophy led the Committee to approve a target compensation package for the named executive officers for fiscal 2017 that, at the time of award, was 77% at risk in the aggregate. In addition, the vesting of equity awards constituting an aggregate of 82% and 44% of the Chief Executive Officer's and other named executive officers' total fiscal 2017 target compensation, respectively, was, at the time of grant, contingent upon achievement of certain non-GAAP earnings per share or revenue and operating margin targets in fiscal 2017, 2018 or 2019, and therefore at risk.

Last Year's Say on Pay Vote and Stockholder Outreach

        At last year's annual meeting of stockholders held in March 2017, approximately 76% of the votes cast on our say-on-pay proposal were cast in favor of the compensation of the named executive officers on an advisory basis. In 2017, we continued to be receptive to input from stockholders concerning our executive compensation programs and consider any such feedback when making design adjustments to our plans.

Role and Authority of Sanmina's Compensation Committee

        The Committee:

  •
  oversees our overall compensation policies, plans and benefit programs;

  •
  reviews and approves the performance targets for our annual incentive compensation programs;

  •
  administers our equity compensation plans; and

  •
  reviews and approves the compensation of each of our executive officers, including the amount of base salary, incentive compensation and equity compensation payable, including any performance criteria for the vesting of such equity. The Committee also reviews the compensation of key non-executive officers on an annual basis.

        In performing its duties, the Committee considers the need to offer compensation packages that are comparable to those offered by companies competing with us for executive talent. Therefore, the Committee conducts an annual review of Sanmina's compensation programs. Should the review show that there is misalignment of an executive's compensation relative to Sanmina's peers, the Committee will consider an adjustment in the executive's compensation package in order to better ensure his or her retention. The Committee also considers the relationship of the Chief Executive Officer's compensation to that of the other named executive officers as a general guideline in determining executive compensation. Lastly, the Committee assesses the performance of the Chief Executive Officer and the other named executive officers in determining their compensation.

        The Committee meets in person on at least a quarterly basis each year. In addition, the Committee meets in person early in each fiscal year to review target compensation levels for Sanmina's named executive officers, to approve the annual incentive compensation plan for such fiscal year, to grant equity awards for such fiscal year and to approve named executive officer incentive compensation for the previous fiscal year.

Role of Executive Officers in Compensation Decisions

        Our Chief Executive Officer and Executive Vice President of Global Human Resources regularly attend the Committee's meetings, but are excused, as appropriate, when certain matters of executive compensation are discussed. In addition, the Chief Executive Officer makes recommendations to the Committee with respect to the compensation payable to the named executive officers (other than himself) and other officers. However, the Committee is not bound by the Chief Executive Officer's recommendations and makes all decisions with respect to the Chief Executive Officer's compensation without him being present during those discussions.

Role and Independence of Compensation Consultant

        The Committee retained Exequity, LLP, an executive compensation consulting firm, to provide advice on executive pay issues. During fiscal 2017, the Committee directed Exequity to review the analysis of peer company compensation data and materials provided by management to the Committee for accuracy and completeness, to provide the Committee with information regarding executive compensation trends generally, as well as industry specific compensation trends, and to answer questions the Committee posed regarding compensation issues. The Committee has engaged Exequity to conduct a similar review of our executive compensation program for fiscal 2018.

        We are required to disclose whether the work of our compensation consultant raises any conflict of interest issues and, if so, the nature of the conflict and how the conflict was addressed. The Committee does not believe the retention of Exequity to advise it concerning executive compensation matters creates a conflict of interest. The Committee's belief in this regard is based on the following:

  •
  Exequity is not performing any additional service for us, other than review of our director compensation program for the Nominating and Governance Committee;

  •
  According to Exequity, fees paid by us are anticipated to represent less than 1% of Exequity's total revenue;

  •
  Exequity has disclosed to the Committee its conflicts of interest principles concerning client engagements and the Committee believes such policy provides reasonable assurance that conflicts of interest with Exequity will not arise;

  •
  There are no business or personal relationships between Exequity and any member of the Committee or executive officer; and

  •
  Exequity has represented to the Committee that no Exequity consultant providing services to us is a stockholder of Sanmina.

In addition, Exequity reported solely to the Committee, our management was not involved in the negotiation of fees charged by Exequity or in the determination of the scope of work performed by Exequity and the Committee has the sole authority to hire and terminate compensation consultants, including Exequity. As a result of the foregoing, the Committee believes that Exequity is independent of Sanmina.

Review of Peer Group Data

        In making compensation decisions for fiscal 2017, the Committee examined competitive market practices for base salary, incentive compensation and equity compensation awards of global, diversified electronics manufacturing services companies and high-technology product manufacturing companies of generally comparable revenue. The Committee included these types of companies in the peer group because, like us, they have numerous, geographically dispersed manufacturing operations and design, manufacture, assemble and sell complex, highly engineered products and components. Data on compensation practices of peer group companies generally was gathered through publicly available information. The Committee also considered data from third-party surveys, which are reported on an aggregate, not individual company, basis. The peer group companies considered by the Committee in determining named executive officer compensation for fiscal 2017 are listed below:

Company	Last FY Revenue (in millions)	Market Cap as of 11/17/17 (in billions)
Advanced Micro Devices, Inc.	$4,272	$11.0
Amphenol Corporation	$6,286	$27.3
Applied Materials, Inc.	$10,825	$60.3
Arrow	$23,825	$6.9
Avnet, Inc.	$17,440	$4.8
Benchmark Electronics, Inc.	$2,310	$1.5
Celestica Inc.	$6,017	$1.5
Emerson Electric Co.	$14,522	$38.3
Flex Ltd.	$23,863	$9.8
Jabil Circuit, Inc.	$19,063	$5.2
NCR Corporation	$6,543	$3.7
Plexus Corp.	$2,528	$2.0
Seagate Technology	$10,771	$11.4
TTM Technologies, Inc.	$2,533	$1.7
Western Digital Corporation	$19,093	$27.0
Median	$10,771	$6.9
Sanmina Corporation	$6,869	$2.4
Percentile Rank	44%	31%

Components of Compensation

        As mentioned above, our named executive officer and key non-executive officer compensation program consists of three main elements:

  •
  Base salary;

  •
  Incentive cash, or bonus, compensation; and

  •
  Equity compensation in the form of full value awards consisting of time and/or performance-based restricted stock units.

        The Committee selected these components because it believes each is necessary to help us attract, develop and retain executive talent. These components also allow us to reward performance throughout the fiscal year and to provide an incentive for executives to appropriately focus on both our annual and long-term financial performance. The Committee also considers the appropriate and reasonable ratio between base and incentive pay on the one hand and cash and equity compensation on the other hand.

Emphasis on Performance-Based Pay and Equity Incentives as a Percentage of Total Target Compensation

        In 2017, 93% of the CEO's total target compensation and, on average, 56% of all other named executive officers' total target compensation, was comprised of performance-based pay opportunities (annual bonus and long-term incentives tied to performance conditions). Additionally, 82% of the CEO's total target compensation and, on average, 74% of all other named executive officers' total target compensation, was comprised of equity incentives, thereby ensuring alignment with stockholder returns.

Base Salary

        Base salary compensates named executive officers for their services rendered on a day-to-day basis The Committee typically reviews the appropriateness of the named executive officers' base salary between September and December of each year. The Committee primarily considers individual performance, experience level, changes in individual roles and responsibilities during the year and peer group compensation data in determining whether to adjust base salary levels for individual named executive officers.

        During early fiscal 2017, the Committee reviewed the base salary of each of the named executive officers. As a result of this review, the Committee approved the following adjustments to the base salaries of the named executive officers to better align with base salaries of similarly situated executive officers of the peer group:

Fiscal 2017 Named Executive Officer Base Salary Adjustments

Name and Position of Named Executive Officer	Prior Base Salary	FY17 Base Salary
Jure Sola, Chairman of the Board and Chief Executive Officer	$900,000	$1,125,000
Robert K. Eulau, Executive Vice President and Chief Financial Officer	$510,000	$615,000
Dennis R. Young, Executive Vice President, Worldwide Sales	$350,000	$365,000
Alan McW. Reid, Executive Vice President, Global Human Resources	$300,000	$315,000

Incentive Compensation

  Approval of Fiscal 2017 Corporate Bonus Plan

        In December 2016, the Committee approved the Sanmina Fiscal 2017 Corporate Bonus Plan (the "2017 Plan"). The 2017 Plan contains the fiscal 2017 compensation targets, expressed as a percentage of salary, for the named executive officers. The 2017 Plan also contains targets for Sanmina's revenue, non-GAAP operating margin, cash flow, inventory turns, non-GAAP pre-tax return on invested capital (ROIC) and non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal 2017. For fiscal 2017, EBITDA was added to the bonus plan due to its importance in evaluating the extent of achievement of our strategic plan. Under the 2017 Plan, Sanmina's performance for fiscal 2017 was measured against these targets, resulting in a corporate performance factor used in determining named executive officer bonuses for the year, as described in "Determination of Fiscal 2017 Corporate Performance Factor," below. No bonus would be payable under the 2017 Plan unless we achieved a minimum level of performance for both revenue and non-GAAP operating margin. Each

2017 Plan participant's actual incentive compensation for fiscal 2017 would be determined by reference to his or her target incentive compensation, our achievement against our targets and, if applicable, achievement of the participant's individual/divisional performance goals for fiscal 2017. Individual goals may include demonstrated leadership and organizational capabilities, strategic thinking and improvement of customer relationships and engagement, among others. In the case of the named executive officers other than the Chief Executive Officer and Chief Financial Officer, incentive cash payments were capped at no greater than 100% of such executives' base salaries. The Committee retains the discretion under the 2017 Plan to adjust the individual bonuses payable under the 2017 Plan upwards or downwards.

        The Committee chose the financial measures contained in the 2017 Plan because they are all measures used by management to assess the financial performance and condition of the business and communicated to stockholders in earnings calls. The Committee approved the targets contained in the 2017 Plan based primarily upon forecasts for fiscal 2017 financial performance, the Committee's view of the likelihood of underachievement or overachievement of the targets and the competitiveness of total cash compensation that would be paid to executives compared to peer companies if the plan funded at target levels. The financial and operational targets contained in the 2017 Plan were generally more stringent than those contained in the prior year's plan. When it approved the 2017 Plan in December 2016, the Committee believed that achievement of a corporate performance factor of 100% under the 2017 Plan would be challenging based upon industry-wide conditions and our internal forecasts at the time.

  Determination of Fiscal 2017 Corporate Performance Factor

        For fiscal 2017, the actual corporate performance factor was 142% (compared to a maximum of 240% had all performance measures contained in the 2017 Plan been achieved in full). This figure was determined in reference to actual revenue and non-GAAP operating margin for fiscal 2017 and adjusted for cash flow from operations, non-GAAP EBITDA and inventory turns exiting the fourth quarter of fiscal 2017, as shown below:

 Base Corporate Performance Factor

Performance Metric	Minimum Target	Actual Performance	Target Performance	Maximum Performance	Corporate Performance Factor Yielded
Fiscal 2017 Revenue	$6.0 billion	$6.9 billion	$6.701 billion	Greater than $7.201 billion
Fiscal 2017 non-GAAP operating margin	3.0%	4.0%(1)	3.4% - 4.199%	4.2%	120%

(1)
Fiscal 2017 GAAP operating margin was 3.3%. See Appendix B for reconciliation information.

Adjustments to Base Corporate Performance Factor

Performance Metric	Threshold	Actual Performance	Amount of Addition (or Subtraction) in respect of Actual Performance
Cash flow from operations	Greater than or equal to $225 million	$251 million	15%
Fiscal 2017 non-GAAP EBITDA	Greater than or equal to $379 million	$387 million(1)	15%
Inventory turns exiting the fourth quarter of fiscal 2017	Less than 6.6X	6.2X	(8)%
Fiscal 2017 Corporate Performance Factor, adjusted as set forth above			142%

(1)
Fiscal 2017 GAAP EBITDA was $338 million. See Appendix B for reconciliation information.

        For fiscal 2017, the adjusted corporate performance factor was lower than the corporate performance factor for fiscal 2016 (155%) primarily because the 2017 Plan goals were generally more stringent than the goals contained in the prior year's plan.

  Determination of Named Executive Officer Incentive Compensation under 2017 Plan

        Notwithstanding the fiscal 2017 corporate performance factor, upon recommendation by management, the Committee determined to exercise its discretion to reduce named executive officer bonuses below the amounts that would be yielded by the factor alone in recognition of our failure to fully execute on our annual plan. As adjusted, each named executive officer's incentive compensation for fiscal 2017 is shown below:

Name and Position of Named Executive Officer	Base Salary (A)	Target Incentive Compensation Percentage (B)	Potential Incentive Compensation (A) × (B) × 142%		Actual Incentive Compensation
Jure Sola, Chairman of the Board and Chief Executive Officer	$1,125,000	150%	$2,396,250		$2,060,000
Robert K. Eulau, Executive Vice President and Chief Financial Officer	$615,000	100%	$873,300		$750,000
Gerry Fay, Chief Business Officer	$500,000	N/A (1)	N/A	(1)	$100,000	(2)
Dennis R. Young, Executive Vice President, Worldwide Sales	$365,000	65%	$336,895		$250,000
Alan McW. Reid, Executive Vice President, Global Human Resources	$315,000	65%	$290,745		$250,000

(1)
Mr. Fay's fiscal 2017 bonus was not determined under the 2017 Plan as he was not employed by Sanmina for the entire fiscal year.

(2)
Amount of award was determined on a discretionary basis. An aggregate of $70,000 of Mr. Fay's fiscal 2017 bonus was guaranteed pursuant to the terms of his offer letter.

Long-Term Equity-Based Incentive Awards

        Our practice has been to subject a substantial part of executive equity awards to performance-based vesting conditions tied to the achievement of certain financial or stock price metrics. In this way, our equity compensation program is intended to align the interests of our named executive officers with those of our stockholders by creating an incentive for our named executive officers to help maximize stockholder value. The amount and type of equity granted to the named executive officers by the Committee during fiscal 2017 was made on a discretionary basis, taking into account the value of unvested full-value awards and outstanding stock options and the extent to which any previously granted performance equity has been forfeited as a result of a failure of the Company to achieve the specified performance criteria.

        In fiscal 2017, performance-based restricted stock units accounted for 84% of the total awards granted to the named executive officers. This reflects the Committee's belief that the primary function of equity awards should be to provide long-term incentive to take specific actions (such as growing revenue and improving profitability and cash flow) to increase stockholder value. In furtherance of this philosophy, all of such equity awards vest only upon or after achievement of certain earnings per share or revenue and operating margin targets in fiscal 2017, 2018 or 2019, otherwise such awards will be cancelled. The Committee believed that achievement of individual goals and MBOs for executive officers should be rewarded through amounts paid under the 2017 Plan and that vesting equity only upon achievement of corporate performance goals provides certainty that certain compensation amounts will be realized as long as such goals are met. In the case of awards made to the named executive officers other than the Chief Executive Officer, and for certain awards made to the Chief Financial Officer, the awards vest in full three years after the date of grant, assuming achievement of the targets and the continued employment of such executives. The Committee believed that combining performance and time-based vesting elements would aid in the continued retention of this group. For fiscal 2017, 41% of the equity granted to named executive officers other than the Chief Executive Officer was time-based, vesting in full four years after the date of grant, reflecting the Committee's desire to provide additional long-term retention incentive to this group. As to the Chief Executive Officer and Chief Financial Officer, all or a portion of whose fiscal 2017 grants vest immediately upon achievement of financial goals, the Committee determined not to subject such officers' grants to time-based vesting requirements beyond the time needed to achieve such goals due to the fact that the thresholds for vesting of such grants were, in part, higher than those established for the other named executive officers or reflected metrics aligned with our strategic plan.

        Our long-term incentive grant practices are designed to provide, when base and incentive cash compensation are also considered, substantially comparable compensation opportunities for the key financial, operational and executive managers who are also recruited by other manufacturing and high technology companies, particularly in Silicon Valley where our headquarters is located. In addition, our equity compensation program encourages our named executive officers to remain employed with us for a substantial period of time because unvested awards are forfeited upon termination of employment, except as provided in the Change-in-Control plan as outlined below.

        We grant equity awards to our named executive officers under the 2009 Incentive Plan, generally in November or December of each year. Grants approved by the Committee become effective on the 15th day of the calendar month in which the grant is recommended, provided that Committee approval is obtained prior to such date, in accordance with our Equity Award Administration Policy.

Change-in-Control and Severance Arrangements

        In order to continue to attract and retain key employees and to provide incentive for their continued service in case of an acquisition of Sanmina, the Committee approved a change-in-control plan in December 2009 to provide benefits to such employees, including the named executive officers, in the event that their employment terminates under certain circumstances following a change-in-control of Sanmina. These benefits are comprised of (1) payment, in a lump sum, of one, one and one-half or two times base salary and one times target incentive compensation for the year, (2) acceleration in full of all unvested stock options and restricted stock units held by the employee and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. A change-in-control is defined as an acquisition, in a merger or otherwise, of more than 50% of the voting power of Sanmina, a sale of substantially all of the assets of Sanmina or a change in a majority of the Board other than upon recommendation of the incumbent Board. The plan does not provide for a tax gross-up for any of the benefits payable thereunder. In addition, the plan does not provide benefits unless the employee is terminated without cause, or terminates for good reason, within a specified period of time following a change-in-control, as such terms are defined in the plan. The Committee believes that such plan will help Sanmina's key employees maintain continued focus and dedication to their assigned duties to maximize stockholder value if there is a change-in-control. The Committee also believes the benefits provided by the plan are comparable to those offered by peer group companies based upon benchmarking exercises performed at the direction of the Committee. Among the factors considered by the Committee were the multiple of base salary and incentive compensation used by peer companies to calculate severance benefits and the Committee's assessment of the extent to which such benefits would motivate named executive officers to remain with Sanmina.

Other Benefits

        In addition to the base salary, bonus and equity compensation discussed above, we provide our named executive officers with some additional benefits that the Committee has determined are necessary to attract and retain key talent, which include:

  •
  Health insurance, as generally available to U.S. employees;

  •
  Optional participation in Sanmina's 401(k) plan, as generally available to all U.S. employees;

  •
  Supplemental life insurance;

  •
  Optional participation in a non-qualified executive deferred compensation plan that permits executives to defer receipt of part or all of their base salary and incentive compensation to a future date; and

  •
  Executive group travel accident insurance.

        We do not provide the following types of perquisites to named executive officers:

  •
  Personal use of corporate assets;

  •
  Executive pension plans;

  •
  Sanmina-funded deferred compensation programs; or

  •
  Sanmina-funded housing (except on a temporary basis in cases of relocation).

Policy Regarding Executive Repayment of Compensation Following Misconduct ("Clawback" Policy)

        Section 304 of the Sarbanes-Oxley Act of 2002 requires that if misconduct results in a material non-compliance with SEC financial reporting requirements, and as a result of such non-compliance we are required to restate our financial statements, the Chief Executive Officer and Chief Financial Officer must disgorge any incentive compensation received during the 12-month period following the filing of the non-compliant report and profits on the sale of Sanmina stock during such period.

        In addition, our Board has adopted a policy for reimbursement of incentive cash payments received by all named executive officers under certain circumstances. This policy supplements, but does not replace, the reimbursement requirements of Section 304 discussed above. Under this policy, we shall seek reimbursement of all incentive or bonus compensation paid to any named executive officer during the 12-month period following the filing with the SEC of financial results required to be restated as a result of such executive's intentional violation of SEC rules or Sanmina policy.

Stock Ownership Guidelines

        We require our executive officers to hold Sanmina equity equal in value to four times base salary, in the case of our Chief Executive Officer, three times base salary, in the case of our Chief Financial Officer, and one and one half times base salary in the case of the other named executive officers.

Stock Hedging and Pledging Policy

        We maintain a rigorous policy prohibiting hedging or pledging of Sanmina stock for executive officers and directors.

Policy Regarding Tax Deduction for Compensation under Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code ("IRC") limits our tax deduction to $1 million for compensation paid to certain executive officers named in the Proxy Statement unless the compensation is performance-based. Our 2009 Incentive Plan permits us to grant performance-based awards that are intended to be exempt from the IRC limit on deductibility. The Committee generally believes it is desirable for us to preserve the full tax deduction for compensation paid to executive officers. However, the Committee may determine, for business reasons, employee retention or other reasons, to provide compensation to our executive officers that does not qualify for the full deduction under IRC Section 162(m). For example, an aggregate of 100,000 performance-based restricted stock units granted to our Chief Executive Officer in fiscal 2017 are not intended to qualify as performance-based compensation under Section 162(m).

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2017. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Sanmina's Proxy Statement for its 2018 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF SANMINA CORPORATION
Wayne Shortridge, Chairman Michael J. Clarke Joseph G. Licata, Jr. Jackie M. Ward

SUMMARY COMPENSATION TABLE

        The following table presents the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)		Bonus ($)(8)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jure Sola	2017	1,064,423		—	12,960,000	—	2,060,000	473,886	54,000	(3)	16,612,309
Chairman of the Board	2016	900,000		—	9,304,000	—	2,100,000	266,221	54,000		12,624,221
and Chief Executive	2015	900,000		—	4,930,000	2,877,765	1,417,500	(51,073)	56,285		10,130,477
Officer(5)
Robert K. Eulau	2017	586,731		—	4,920,000	—	750,000	243,983	6,375	(4)	6,507,089
Executive Vice President	2016	510,000		—	3,489,000	—	800,000	82,286	6,633		4,887,919
and Chief Financial	2015	510,000		—	1,972,000	463,812	535,500	(7,123)	6,664		3,480,853
Officer(6)
Gerry Fay	2017	90,385	(7)	100,000	3,098,250	—	—	—	50,000	(9)	3,338,635
Chief Business Officer
Dennis R. Young	2017	360,962		—	436,800	—	250,000	—	2,975	(4)	1,050,737
Executive Vice	2016	350,000		—	465,200	—	300,000	—	3,375		1,118,575
President, Worldwide	2015	350,000		—	246,500	115,953	203,044	—	2,975		918,472
Sales and Marketing
Alan McW. Reid	2017	310,962		—	312,000	—	250,000	60,696	1,972	(4)	935,630
Executive Vice	2016	296,923		—	348,900	—	285,000	27,234	2,487		960,544
President, Global	2015	290,000		—	172,550	92,762	197,925	(3,095)	2,595		752,737
Human Resources

(1)
Represents the grant date fair value of each equity award, determined in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"). These amounts do not purport to reflect the value that will be realized upon sale of the underlying shares.

(2)
Represents bonuses earned pursuant to Sanmina's Corporate Bonus Plan for the fiscal year indicated.

(3)
Comprised of (i) $40,000 in premiums for life insurance and (ii) $14,000 in premiums for business travel accident insurance.

(4)
Consists of premiums for business travel accident insurance.

(5)
Effective October 2, 2017, Mr. Sola was appointed Executive Chairman.

(6)
Effective October 2, 2017, Mr. Eulau was appointed Chief Executive Officer.

(7)
Mr. Fay joined Sanmina on July 27, 2017.

(8)
Mr. Fay was not eligible for participation in the non-equity incentive plan for fiscal 2017 since he was not employed by Sanmina for the entire fiscal year. Mr. Fay's bonus was determined in reference to his offer letter, pursuant to which he was guaranteed a minimum of $70,000.

(9)
Represents a payment for relocation costs.

Grants of Plan Based Awards

        The following table presents information regarding grants of plan based awards made to each of our named executive officers during fiscal 2017. All equity awards were granted under our 2009 Incentive Plan.

					All Other Stock Awards; Number of Shares or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
						Grant Date Fair Value of Stock Awards(2)
	Grant Date	Threshold	Target	Maximum
Jure Sola	11/15/16	—	—	—	300,000	$9,360,000
Chairman of the Board and	12/5/16	$421,875	$1,687,500	$4,050,000	—	—
Chief Executive Officer	12/15/16	—	—	—	100,000	$3,600,000
Robert K. Eulau	11/15/16	—	—	—	100,000	$3,120,000
Executive Vice President and	12/15/16	—	—	—	50,000	$1,800,000
Chief Financial Officer	12/5/16	$153,750	$615,000	$1,476,000	—	—
Gerry Fay(3)	8/15/17	—	—	—	85,000	$3,098,250
Chief Business Officer
Dennis R. Young	11/15/16	—	—	—	14,000	$436,800
Executive Vice President, Worldwide	12/5/16	$59,313	$237,250	$365,000	—	—
Sales and Marketing
Alan McW. Reid	11/15/16	—	—	—	10,000	$312,000
Executive Vice President,	12/5/16	$51,188	$204,750	$315,000	—	—
Global Human Resources

(1)
Represents potential cash payments under Sanmina's Fiscal Year 2017 Corporate Bonus Plan approved on December 5, 2016. Actual cash awards made under this plan are shown in the Summary Compensation Table above under the column entitled "Non-Equity Plan Incentive Compensation."

(2)
Represents the grant date fair value of stock awards, determined in accordance with ASC 718.

(3)
Mr. Fay joined Sanmina on July 25, 2017. Mr. Fay was not eligible for participation in the non-equity incentive plan for fiscal 2017 since he was not employed by Sanmina for the entire fiscal year. Pursuant to Mr. Fay's employment offer, Mr. Fay was guaranteed a minimum bonus of $70,000 for fiscal 2017.

Outstanding Equity Awards at Fiscal 2017 Year-End

        The following table presents certain information concerning outstanding option awards held as of September 30, 2017, the last day of fiscal 2017, by each of our named executive officers.

Option Awards

Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Jure Sola	11/17/14		50,000	—	$24.65	11/17/24
Chairman of the Board and	11/17/14		150,000	—	$24.65	11/17/24
Chief Executive Officer	11/15/13		200,000	—	$15.48	11/15/23
	11/15/12		100,000	—	$8.62	11/15/22
	11/15/11		100,000	—	$8.70	11/15/21
	11/15/10		200,000	—	$11.23	11/15/20
	11/16/09		900,000	—	$8.79	11/16/19
	11/15/07		125,000	—	$11.88	11/15/17
Robert K. Eulau	11/17/14	(1)	28,333	11,667	$24.65	11/17/24
Executive Vice President and	11/15/13	(1)	47,917	2,083	$15.48	11/15/23
Chief Financial Officer	11/15/12		70,000	—	$8.62	11/15/22
	11/15/11		70,000	—	$8.70	11/15/21
	11/15/10		62,500	—	$11.23	11/15/20
Gerry Fay	—		—	—	—	—
Chief Business Officer
Dennis R. Young	11/17/14	(1)	7,083	2,917	$24.65	11/17/24
Executive Vice President, Worldwide	11/15/13	(1)	14,167	833	$15.48	11/15/23
Sales and Marketing	11/15/12		20,000	—	$8.62	11/15/22
	11/15/11		10,000	—	$8.70	11/15/21
Alan McW. Reid	11/17/14	(1)	5,667	2,333	$24.65	11/17/24
Executive Vice President, Global	11/15/13	(1)	9,583	417	$15.48	11/15/23
Human Resources

(1)
Subject to the holder continuing to be a service provider, 25% of these stock options vest on the first anniversary of the date of grant and the remaining shares vest at the rate of 1/36 of such shares per month thereafter.

Stock Awards

        The following table presents certain information concerning the outstanding stock awards held as of September 30, 2017, the last day of fiscal 2017, by each of our named executive officers who were employed by Sanmina on such date.

Name	Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not yet vested(1)
Jure Sola	12/15/16	100,000	(2)	$3,715,000
Chairman of the Board and Chief Executive Officer	11/15/16	150,000	(3)	$5,572,500
	11/15/16	150,000	(4)	$5,572,500
	11/16/15	200,000	(3)	$7,430,000
	11/16/15	100,000	(5)	$3,715,000
	11/17/14	21,666	(8)	$804,892
Robert K. Eulau	12/15/16	50,000	(2)	$1,857,500
Executive Vice President and Chief Financial Officer	11/15/16	50,000	(10)	$1,857,500
	11/15/16	50,000	(6)	$1,857,500
	11/16/15	100,000	(6)	$3,715,000
	11/16/15	50,000	(7)	$1,857,500
	11/17/14	40,000	(9)	$1,486,000
	11/17/14	40,000	(6)	$1,486,000
Gerry Fay	8/15/17	5,000	(11)	$185,750
Chief Business Officer	8/15/17	20,000	(12)	$743,000
	8/15/17	20,000	(13)	$743,000
	8/15/17	10,000	(14)	$371,500
	8/15/17	10,000	(15)	$371,500
	8/15/17	20,000	(16)	$743,000
Dennis R. Young	11/15/16	7,000	(10)	$260,050
Executive Vice President, Worldwide Sales and Marketing	11/15/16	7,000	(6)	$260,050
	11/16/15	15,000	(6)	$557,250
	11/16/15	5,000	(7)	$185,750
	11/17/14	5,000	(9)	$185,750
	11/17/14	5,000	(6)	$185,750
Alan McW. Reid	11/15/16	5,000	(10)	$185,750
Executive Vice President, Global Human Resources	11/15/16	5,000	(6)	$185,750
	11/16/15	8,000	(6)	$297,200
	11/16/15	7,000	(7)	$260,050
	11/17/14	3,500	(9)	$130,025
	11/17/14	3,500	(6)	$130,025

(1)
Value is based on Sanmina's closing stock price of $37.15 on September 29, 2017, the last trading day of fiscal 2017, as reported on the Nasdaq Global Select Stock Market.

(2)
Performance stock units vest in full upon achievement of specified financial criteria through the end of fiscal 2018.

(3)
Performance stock units vest in full upon achievement of specified non-GAAP earnings per share targets in fiscal 2017, 2018 or 2019. The performance criteria was achieved in fiscal 2017. Therefore, these performance units vested on October 30, 2017.

(4)
Performance stock units vest in full if specified non-GAAP earnings per share targets are achieved in fiscal 2018 or fiscal 2019.

(5)
Performance stock units vest in full if specified non-GAAP earnings per share targets are achieved in fiscal 2018.

(6)
Performance stock units for which performance targets have been achieved. Performance stock units will vest in full three years from date of grant, subject to holder continuing to be a service provider to Sanmina.

(7)
Performance stock units for which performance targets have been achieved. Performance stock units will vest in full four years from date of grant, subject to holder continuing to be a service provider to Sanmina.

(8)
Restricted stock units vest annually in three equal installments from the date of grant.

(9)
Restricted stock units vest in full three years from the date of grant.

(10)
Restricted stock units vest in full four years from the date of grant.

(11)
Restricted stock units vest in full eighteen months from commencement of employment.

(12)
Restricted stock units vest in full three years from commencement of employment.

(13)
Restricted stock units vest in full four years from commencement of employment.

(14)
Performance stock units vest in full 60 days after the end of fiscal 2018 if specified financial criteria are achieved in fiscal 2018.

(15)
Performance stock units vest in full 60 days after the end of the fiscal year of achievement if specified financial criteria are achieved in fiscal 2018 or fiscal 2019.

(16)
Performance stock units vest in full 60 days after the end of the fiscal year of achievement if specified financial criteria are achieved in fiscal 2018, fiscal 2019 or fiscal 2020.

Option Exercises and Stock Vested in Last Fiscal Year

        The following table presents certain information regarding exercises of options and vesting of stock awards for each of our named executive officers during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Jure Sola Chairman of the Board and Chief Executive Officer	166,667	$6,279,581	531,667	$16,666,761
Robert K. Eulau Executive Vice President and Chief Financial Officer	175,000	$4,437,656	150,000	$4,680,000
Gerry Fay Chief Business Officer	—	—	—	—
Dennis R. Young Executive Vice President, Worldwide Sales and Marketing	—	—	32,500	$1,014,000
Alan McW. Reid Executive Vice President, Global Human Resources	19,853	$489,422	10,000	$312,000

(1)
The aggregate value realized upon exercise of stock options represents the difference between (1) the fair market value of Sanmina's common stock on the date of exercise and (2) the price paid by the named executive officer to exercise the options, multiplied by the number of options exercised.

(2)
The aggregate value realized upon vesting of stock awards represents Sanmina's closing stock price on the date of vesting multiplied by the number of awards vested.

Non-Qualified Deferred Compensation Plan

        Pursuant to Sanmina's non-qualified deferred compensation plan, certain highly compensated employees may defer the receipt of certain compensation, and such deferrals are not subject to income tax until the year in which they are paid. Only members of management or highly compensated employees with a projected base salary of at least $100,000 may participate in the plan, subject to the approval of our Chief Executive Officer. Sanmina does not provide matching contributions under this plan. The following table presents certain information concerning participation in our non-qualified deferred compensation plan by the named executive officers who participated in the plan during fiscal 2017.

Name	Executive Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance
Jure Sola Chairman of the Board and Chief Executive Officer	$735,577	$473,886	—	$4,421,377
Robert K. Eulau Executive Vice President and Chief Financial Officer	$781,200	$243,983	—	$1,801,597
Alan McW. Reid Executive Vice President, Global Human Resources	$142,500	$60,696	$(27,764)	$429,034

Employment, Termination and Change in Control Arrangements

        Sanmina does not have employment agreements with any of its other named executive officers, including its Chief Executive Officer. However, in order to continue to attract and retain key employees and to provide incentive for their continued service in case of an acquisition of Sanmina, the Compensation Committee approved in December 2009 a change in control plan to provide benefits to such employees in the event that their employment terminates under certain circumstances following a change in control of Sanmina. These benefits consist of (1) payment, in a lump sum, of one to two times base salary and one times target bonus for the year, (2) acceleration in full of all unvested stock options and restricted stock held by the employee and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. The plan does not provide benefits unless the employee is terminated without cause or resigns for good reason within a specified period of time following a change in control. In addition, covered employees must execute a general release as a condition to receiving benefits. Sanmina believes that the benefits provided by the plan are comparable to those offered by peer group companies. Below is a table showing the potential benefits payable under such plan to the named executive officers of Sanmina had a change in control and a triggering termination occurred as of such date on the last day of fiscal 2017.

Name and Position	Salary Payable (multiple of base salary payable)		Target Bonus Payable	Value of Accelerated Stock Options and Restricted Stock(1)	Estimated Value of Continued Health Insurance Coverage	Total
Jure Sola Chairman of the Board and Chief Executive Officer	$2,250,000	(2x)	$1,687,500	$26,809,892	$20,294	$30,767,686
Robert K. Eulau Executive Vice President and Chief Financial Officer	$1,230,000	(2x)	$615,000	$14,307,987	$34,439	$16,187,426
Gerry Fay Chief Business Officer	$750,000	(1.5x)	$400,000	$3,157,750	$34,439	$4,342,189
Dennis R. Young Executive Vice President, Worldwide Sales and Marketing	$547,500	(1.5x)	$237,250	$1,689,118	$24,324	$2,498,192
Alan McW. Reid Executive Vice President, Global Human Resources	$315,000	(1x)	$204,750	$1,227,001	$28,663	$1,775,414

(1)
Based on unvested equity awards outstanding as of the end of fiscal 2017 and assuming a stock price of $37.15 per share, the closing stock price on September 29, 2017.

        For purposes of the change of control plan, the following definitions apply. Change of control means a person becoming the owner of 50% or more of Sanmina's common stock, a merger of Sanmina by which stockholders before the transaction cease to own at least 50% of the voting power of Sanmina after the transaction, the sale of substantially all of the assets of Sanmina, approval of a plan of liquidation, or the failure of a majority of the Board of Directors in office at the time the plan became effective to continue to remain in office, unless such new members were nominated by a majority of the members of such Board in office at the time the plan became effective. Cause means the willful failure of the executive to perform the executive's duties, the willful engaging in conduct prohibited by Sanmina's Code of Conduct or the executive's commission of a felony or act of moral turpitude, fraud or embezzlement. Good reason means the material diminution of the executive's total annual compensation, authority, duties or responsibilities after a change of control compared to compensation, authorities duties or responsibilities before the change of control (provided that less than a 20% reduction of annual compensation shall not constitute a material diminution of annual compensation), a relocation of the executive to a place of business more than 75 miles from the place of business predominantly used by executive before the change of control, or a material breach by Sanmina of executive's employment agreement with Sanmina, if any.

        In addition to the benefits described above, pursuant to agreement with Alan McW. Reid, our Executive Vice President, Global Human Resources, dated March 28, 2008, as amended, Mr. Reid is entitled to receive a lump sum payment equal to 12 months of his then current salary and certain relocation benefits following any termination of his employment without cause or voluntary termination for good reason.

Realized Compensation

        The calculation of total compensation, as shown in the 2017 Summary Compensation Table set forth on page 50, includes several items that are driven by accounting assumptions and which are not necessarily reflective of the compensation actually realized by the named executive officers in a particular year. To supplement the SEC-required disclosure, we have included the table below, which compares the compensation actually realized by each named executive officer, as reported on each such named executive officer's W-2 form for each of the calendar years shown, to the compensation reported in the Summary Compensation Table for each of the fiscal years shown.

Realized Compensation Table

Name and Principal Position	Calendar or Fiscal Year	Realized Compensation(1)	Reported Compensation
Jure Sola, Chairman of the Board and Chief Executive Officer	2017	$31,796,758	$16,612,309
	2016	$14,495,761	$12,624,221
	2015	$2,893,847	$10,130,477
Robert K. Eulau, Executive Vice President and Chief Financial Officer	2017	$6,447,234	$6,507,089
	2016	$8,131,984	$4,887,919
	2015	$1,065,392	$3,480,853
Gerry Fay, Chief Business Officer	2017	$355,769	$3,338,635
Dennis R. Young, Executive Vice President, Worldwide Sales	2017	$2,083,514	$1,050,737
	2016	$1,664,400	$1,118,575
	2015	$566,506	$918,472
Alan McW. Reid, Executive Vice President, Global Human Resources	2017	$1,148,967	$935,630
	2016	$1,038,365	$960,544
	2015	$1,073,619	$752,737

(1)
The amounts reported in the table above reflect gross income for the calendar years shown as reported on the named executive officers' W-2 forms. These amounts differ, in most cases substantially, from the amounts reported as total compensation in the 2017 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2017 Summary Compensation Table. Generally speaking, realized compensation excludes (1) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns) and (2) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column), but does include the value realized from the vesting of restricted stock units before payment of any applicable withholding taxes, if applicable. In addition, realized compensation reflects any bonus, restricted stock units or options actually paid, vested or exercised in the calendar year shown, whereas total compensation under SEC rules reflects such amounts for the fiscal year shown.

COMPENSATION OF DIRECTORS

        The following table presents the compensation earned by our non-employee directors during fiscal 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael J. Clarke	—	313,359	—	—	313,359
Eugene A. Delaney	—	306,686	—	—	306,686
William J. DeLaney(4)	—	—	—	—	—
John P. Goldsberry	—	346,685	—	—	346,685
Rita S. Lane	—	470,042	—	—	470,042
Joseph G. Licata, Jr.	105,000	180,016	—	—	285,016
Mario M. Rosati	80,000	180,016	—	—	260,016
Wayne Shortridge	115,000	333,338	22,983	—	471,321
Jackie M. Ward	—	326,665	115,620	—	442,285

(1)
Represents the grant date fair value of each equity award, determined in accordance with ASC 718. These amounts do not purport to reflect the value that will be realized upon sale of the underlying securities.

(2)
Includes the grant date fair value of restricted stock units granted in lieu of cash retainer awards, when applicable. See "Director Compensation Arrangements," below.

(3)
As of the end of fiscal 2017, the following directors had unvested restricted stock awards and outstanding stock options as follows: Mr. Clarke—5,556 and 17,145, respectively; Mr. Delaney—5,390 and 17,145, respectively; Mr. Goldsberry—6,385 and 7,181, respectively; Ms. Lane—6,443 and 0, respectively; Mr. Licata—2,239 and 0, respectively; Mr. Rosati—2,239 and 38,416, respectively; Mr. Shortridge—6,053 and 0, respectively; and Ms. Ward—5,887 and 35,082, respectively.

(4)
Mr. DeLaney did not serve as a director during fiscal 2017.

Director Compensation Arrangements

        The Nominating and Governance Committee of the Board reviews and recommends non-employee director pay levels, which are approved by the Board. The Nominating and Governance Committee believes Sanmina's director compensation pay levels are reasonable in light of benchmarking data reviewed by the Nominating and Governance Committee.

        Cash Compensation.    During fiscal 2017, non-employee directors were eligible to receive an annual cash retainer of $80,000. Each such director who was a member of the Compensation or Nominating and Governance Committees of the Board also earned an annual cash retainer of $10,000 and the chairperson of each such committee earned an additional annual cash retainer of $35,000 in the case of the Compensation Committee and $10,000 in the case of the Nominating and Governance Committee. In the case of the Audit Committee, committee members receive$15,000 for their annual service and the chairperson receives an additional $30,000 for such service. Finally, our lead independent director earned an additional cash retainer of $80,000 for his duties as such during fiscal 2016. Directors could elect to receive all or part of their retainers in the form of restricted stock units, in which case the dollar value of the restricted stock issued was increased by one-third, reflecting the risks inherent in stock ownership. Such restricted stock units vest in full on the day preceding the following Annual Meeting of Stockholders.

        Equity Compensation.    During fiscal 2017, non-employee directors received an aggregate of $180,000 in value of restricted stock units vesting as to 25% of the shares subject thereto on each of the first four quarterly anniversaries of the grant date.

        Director Compensation Limits.    The Company's stock plan provides that in a given fiscal year, a non-employee director may not receive equity awards having a grant date fair value greater than $900,000, which limit was approved by stockholders last year. Sanmina believes that having a stockholder-approved limit on equity grants to directors is consistent with best corporate governance practices.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2017, as to: (i) each person (or group of affiliated persons) who is known to us to beneficially own more than five percent of the outstanding shares of our common stock; (ii) each of our named executive officers; (iii) each director and nominee for director; and (iv) all directors and current executive officers as a group.

        The information provided in this table is based on Sanmina's records, Schedules 13G filed with the SEC and information provided to Sanmina, except where otherwise noted. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sanmina Corporation, 30 E. Plumeria Drive, San Jose, California 95134.

Name	Shares Beneficially Owned	Approximate Percentage Owned(16)
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	9,314,894	13.08%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	6,669,473	9.36%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	6,246,462	8.77%
Donald Smith & Co., Inc.(4) 152 West 57th Street New York, NY 10019	2,551,002	3.58%
Jure Sola(5)	2,716,069	3.81%
Robert K. Eulau(6)	373,256	*	%
Gerry Fay	—	0%
Dennis R. Young(7)	2,782	*	%
Alan McW. Reid(8)	22,552	*	%
Michael J. Clarke(9)	58,873	*	%
Eugene A. Delaney(10)	59,280	*	%
William J. DeLaney	—	0
John P. Goldsberry(11)	30,276	*	%
Rita S. Lane	8,167	*	%
Joseph G. Licata, Jr.	66,110	*	%
Mario M. Rosati(12)	89,597	*	%
Wayne Shortridge(13)	70,100	*	%
Jackie M. Ward(14)	148,631	*	%
All directors and current executive officers as a group (14 persons)(15)	3,645,693	5.12%

*
Less than 1%.

(1)
This information is based solely on a Schedule 13G/A filed with the SEC on January 1, 2017 by BlackRock, Inc. ("BlackRock"). BlackRock has sole voting power with respect to 9,073,336 of the shares reported and has sole dispositive power with respect to all of the shares.

(2)
This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 88,217 of the shares and shared voting power with respect to 8,698 of the shares. The Vanguard Group, Inc. has sole dispositive power with respect to 6,576,665 of the shares and shared dispositive power with respect to 92,808 of the shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 84,110 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 12,805 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
This information is based solely on a Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP ("Dimensional"). Dimensional is the beneficial owner of all of the shares reported and has sole voting power with respect to 6,165,221 of the shares and sole dispositive power with respect to all of the shares reported. Dimensional is filing as an investment adviser to various investors.

(4)
This information is based solely on a Schedule 13G filed with the SEC on February 9, 2017 by Donald Smith & Co., Inc. on behalf of Donald Smith & Co., Inc., Donald Smith Long/Short Equities Fund, L.P., Richard Greenberg, Kamal Shah, Jon Hartsel, Velin Mezinev and John Piermont. Donald Smith & Co., Inc. has sole voting power with respect to 2,397,043 of the shares. Donald Smith Long/Short Equities Fund, L.P. has sole voting power with respect to 11,949 of the shares. Richard Greenberg has sole voting power with respect to 19,055 of the shares. Kamal Shah has sole voting power with respect to 700 of the shares. Jon Hartsel has sole voting power with respect to 3,000 of the shares. Velin Mezinev has sole voting power with respect to 775 of the shares. John Piermont has sole voting power with respect to 740 of the shares.

(5)
Includes 1,700,000 shares subject to stock options Mr. Sola has the right to exercise within 60 days after December 31, 2017. Also includes 335,829 held by Sola Family Trust and 243,072 held by Sola 2012 Heritage Trust.

(6)
Includes 335,000 shares subject to stock options Mr. Eulau has the right to exercise within 60 days after December 31, 2017.

(7)
Includes 625 shares subject to stock options Mr. Young has the right to exercise within 60 days after December 31, 2017.

(8)
Includes 16,500 shares subject to stock options and restricted stock units Mr. Reid has the right to exercise within 60 days after December 31, 2017.

(9)
Includes 17,145 shares subject to stock options Mr. Clarke has the right to exercise within 60 days after December 31, 2017.

(10)
Includes 17,145 shares subject to stock options Mr. Delaney has the right to exercise within 60 days after December 31, 2017.

(11)
Includes 7,181 shares subject to stock options Mr. Goldsberry has the right to exercise within 60 days after December 31, 2017.

(12)
Includes 38,416 shares subject to stock options Mr. Rosati has the right to exercise within 60 days after December 31, 2017. Also includes 1,500 shares held by Mario M. Rosati Retirement Trust, Mario M. Rosati, Trustee.

(13)
Includes 2,648 shares held in the Sanmina Deferred Compensation Plan for Outside Directors.

(14)
Includes 35,082 shares subject to stock options Ms. Ward has the right to exercise within 60 days after December 31, 2017. Also includes 408 shares held by Arthur Lee Davis and 13,320 shares held in the Sanmina Deferred Compensation Plan for Outside Directors.

(15)
Includes an aggregate of 2,167,094 shares subject to stock options individuals have the right to exercise within 60 days after December 31, 2017.

(16)
Beneficial ownership is determined in accordance with the rules of the SEC based on factors, including voting and investment power, with respect to the securities. Common Stock subject to conversion or issuable upon exercise of options currently exercisable or exercisable within 60 days after December 31, 2017 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Pursuant to its written charter, the Audit Committee reviews all related-party transactions required to be disclosed pursuant to the rules and regulations of the SEC and the Nasdaq Global Select Market, namely transactions involving Sanmina in which its executive officers, directors or beneficial owners of five percent or greater of our securities have a material direct or indirect interest and which are valued at more than $120,000. The Audit Committee receives regular updates from management concerning actual or potential related party transactions. We also solicit written confirmation of any related party transactions from our executive officers and directors on an annual basis. The following is a list of related party transactions meeting the definition above that existed during fiscal 2017.

        Retention of Wilson Sonsini Goodrich & Rosati.    During fiscal 2017, Mario M. Rosati, a member of our Board, was a partner at the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California ("WSGR"). We retained WSGR as our legal counsel for various matters during the fiscal year. Legal fees paid to WSGR during fiscal 2017 were approximately $143,000.

        Employment of Relatives of Executive Chairman.    Zeljko Sola, the brother of Jure Sola, our Executive Chairman, is a business development vice president at Sanmina, and earned or realized compensation of approximately $735,000 in fiscal 2017. Martina Sola, Mr. Sola's daughter, is a business development manager at Sanmina, and earned or realized compensation of approximately $179,000 in fiscal 2017. Nikola Sola, Mr. Sola's son, is an account manager at Sanmina and earned or realized compensation of approximately $127,000 in fiscal 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The members of the Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act which require them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we filed on behalf of our directors and executive officers for their fiscal 2017 transactions in our common stock and (ii) the written representations received from such persons that all of their transactions during the fiscal year were reported, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors and executive officers. We are not aware of any failure to file required Section 16(a) forms by any of the persons who may beneficially own more than 10% of our common stock.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        Sanmina's Audit Committee is comprised solely of members who meet the Nasdaq Listing Standard's independence requirements for audit committee members. The Audit Committee has reviewed the audited financial statements for fiscal 2017 and has met and held discussions with management regarding the audited financial statements and internal controls over financial reporting. Management is responsible for the internal controls and the financial reporting process. Management has represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.

        PricewaterhouseCoopers LLP ("PwC") our independent registered public accounting firm for fiscal 2017, was responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. PwC was also responsible for performing an audit of the effectiveness of Sanmina's internal control over financial reporting as of September 30, 2017, in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee has discussed with PwC the overall scope of such audits and has met with PwC, with and without management present, to discuss the results of their audits.

        The Audit Committee also reviewed with PwC its judgments as to the quality, not just the acceptability, of our accounting principles and has discussed with PwC the matters required to be discussed by professional standards. Finally, the Audit Committee has also received the written disclosures and the letter from PwC as required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC the independence of that firm.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements for fiscal 2017 be included in the Annual Report on Form 10-K for fiscal 2017 for filing with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF SANMINA CORPORATION
John P. Goldsberry, Chairman Eugene A. Delaney Rita S. Lane Joseph G. Licata, Jr. Wayne Shortridge

 OTHER MATTERS

        We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent in accordance with their best judgment.

        WE WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, SANMINA CORPORATION, 30 E. PLUMERIA DRIVE, SAN JOSE, CALIFORNIA 95134.

AVAILABILITY OF ADDITIONAL INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms. A copy of our Annual Report on Form 10-K for fiscal 2017 is available without charge from our website at www.sanmina.com under the heading "Investor Relations-SEC Filings" and is also available in print to stockholders without charge and upon request, addressed to Sanmina Corporation, 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

For the Board of Directors

Christopher K. Sadeghian Corporate Secretary

January 24, 2018

APPENDIX A

SANMINA CORPORATION

2009 INCENTIVE PLAN

(As proposed to be amended on March 5, 2018)

1.
Purposes of the Plan.    The purposes of this Plan are:

•
to attract and retain the best available personnel for positions of substantial responsibility,

•
to provide additional incentive to Employees, Directors, and Consultants, and

•
to promote the success of the Company's business.

        The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.
Definitions.    As used herein, the following definitions will apply:

        (a)   "Accounts Payable Days" means as to any Performance Period the ratio of 365 days to Accounts Payable Turns.

        (b)   "Accounts Payable Turns" means as to any Performance Period the ratio of four times the Company's cost of goods sold for the Performance Period to accounts payable on the last day of the Performance Period, in each case calculated in accordance with GAAP.

        (c)   "Administrator" means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

        (d)   "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

        (e)   "Annual Revenue" means the Company's or a business unit's net sales for the Performance Period, determined in accordance with GAAP.

        (f)    "Applicable Laws" means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

        (g)   "Award" means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units (including Performance Units payable in cash), Performance Shares and other stock or cash awards as the Administrator may determine.

        (h)   "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

        (i)    "Board" means the Board of Directors of the Company.

        (j)    "Cash Collections" means the actual cash or other freely negotiable consideration, in any currency, received in satisfaction of accounts receivable created by the sale of any Company products or services.

        (k)   "Cash Cycle Days" means the ratio of 365 days to Inventory Turns, plus Days Sales Outstanding minus Accounts Payable Days.

        (l)    "Change in Control" means the occurrence of any of the following events:

            (i)  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, ("Person") acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

           (ii)  A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

          (iii)  A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company's assets: (A) a transfer to an entity that is controlled by the Company's stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

          (iv)  For purposes of this Section 2(l), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

        (m)  "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

        (n)   "Committee" means a committee of Directors or of one or more other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

        (o)   "Common Stock" means the common stock of the Company.

        (p)   "Company" means Sanmina Corporation, a Delaware corporation, or any successor thereto.

        (q)   "Consultant" means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services.

However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a "Consultant" for purposes of the Plan.

        (r)   "Customer Satisfaction MBOs" means as to any Participant, the objective and measurable individual goals set by a "management by objectives" process and approved by the Administrator, which goals relate to the satisfaction of external or internal customer requirements.

        (s)   "Days Sales Outstanding" means as to any Performance Period the ratio of accounts receivable, net, on the last day of the Performance Period calculated in accordance with GAAP, to average daily net sales for the Performance Period.

        (t)    "Determination Date" means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as "performance-based compensation" under Code Section 162(m).

        (u)   "Director" means a member of the Board.

        (v)   "Disability" means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

        (w)  "Earnings Per Share" means as to any Performance Period, the Company's Net Income or a business unit's Pro Forma Net Income, divided by a weighted average number of Shares outstanding and dilutive common equivalent Shares deemed outstanding.

        (x)   "Employee" means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director's fee by the Company will be sufficient to constitute "employment" by the Company.

        (y)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (z)   "Fair Market Value" means, as of any date the value of Common Stock determined as follows:

            (i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

           (ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for such date, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

          (iii)  In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

          (iv)  Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

        (aa) "Fiscal Year" means the fiscal year of the Company.

        (bb) "Free Cash Flow" means as to any Performance Period the combination of cash provided by (used in) operations of the Company and cash provided by (used in) investing activities of the Company, in each case determined in accordance with GAAP.

        (cc) "GAAP" means United States Generally Accepted Accounting Principles.

        (dd) "Gross Margin" means as to any Performance Period Gross Profit of the Company or any business unit divided by gross revenue of the Company or such business unit, in each case determined in accordance with GAAP.

        (ee) "Gross Profit" means as to any Performance Period the difference between gross revenue of the Company or any business unit and cost of goods sold of the Company or such business unit, in each case determined in accordance with GAAP.

        (ff)  "Incentive Stock Option" means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

        (gg) "Inventory Turns" means as to any Performance Period the ratio of four times cost of goods sold for the Performance Period to inventory on the last day of the Performance Period, in each case calculated in accordance with GAAP.

        (hh) "Net Income" means as to any Performance Period, the income after taxes of the Company determined in accordance with GAAP.

         (ii)  "New Orders" means as to any Performance Period, the firm orders for a system, product, part, or service that are being recorded for the first time as defined in the Company's order recognition policy.

        (jj)   "Nonstatutory Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

        (kk) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (ll)   "Operating Income" means as to any Performance Period, the difference between Gross Profit and operating expenses, determined in accordance with GAAP.

        (mm)  "Option" means a stock option granted pursuant to Section 6 of the Plan.

        (nn) "Outside Director" means a Director who is not an Employee.

        (oo) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Code Section 424(e).

        (pp) "Participant" means the holder of an outstanding Award.

        (qq) "Performance-Based Award" means any Awards that are subject to the terms and conditions set forth in Section 13. All Performance- Based Awards are intended to qualify as qualified performance-based compensation under Code Section 162(m).

        (rr)  "Performance Bonus Award" means a cash award set forth in Section 12.

        (ss)  "Performance Goals" will have the meaning set forth in Section 11 of the Plan.

        (tt)  "Performance Period" means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

        (uu) "Performance Share" means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

       (vv)  "Performance Unit" means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which, in the Administrator's sole discretion, may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10, in the Administrator's sole discretion.

        (ww)  "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

       (xx)  "Plan" means this 2009 Incentive Plan.

        (yy) "Pro Forma Net Income" means as to any business unit for any Performance Period, the Net Income of such business unit, minus allocations of designated corporate expenses.

        (zz) "Product Shipments" means as to any Performance Period, the quantitative and measurable number of units of a particular product that shipped during such Performance Period.

        (aaa)  "Restricted Stock" means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

        (bbb)  "Restricted Stock Unit" means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

        (ccc)  "Return on Designated Assets" means as to any Performance Period, the Pro Forma Net Income of a business unit, divided by the average of beginning and ending business unit designated assets, or Net Income of the Company, divided by the average of beginning and ending designated corporate assets.

        (ddd)  "Return on Equity" means, as to any Performance Period, the percentage equal to the value of the Company's or any business unit's common stock investments at the end of such Performance Period, divided by the value of such common stock investments at the start of such Performance Period, excluding any common stock investments so designated by the Administrator.

        (eee)  "Return on Sales" means as to any Performance Period, the percentage equal to the Company's Net Income or the business unit's Pro Forma Net Income, divided by the Company's or the business unit's Annual Revenue.

        (fff) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

        (ggg)  "Section 16(b)" means Section 16(b) of the Exchange Act.

        (hhh)  "Service Provider" means an Employee, Director or Consultant.

        (iii)  "Share" means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

        (jjj)  "Stock Appreciation Right" means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

        (kkk)  "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Code Section 424(f).

        (lll)  "Successor Corporation" has the meaning given to such term in Section 18(c) of the Plan.

3.     Stock Subject to the Plan.

        (a)    Stock Subject to the Plan.    Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 25,300,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

        (b)    Full Value Awards.    Any Shares subject to Awards other than Options or Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as 1.36 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 1.36 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

        (c)    Lapsed Awards.    If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units which are to be settled in Shares, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. If unvested Shares of Restricted Stock, or unvested Shares issued pursuant to Awards of Restricted Stock Units, Performance Shares or Performance Units are repurchased by or forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 18, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under the Plan under this Section 3(b).

        (d)    Share Reserve.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.     Administration of the Plan.

        (a)   Procedure.

          (i)    Multiple Administrative Bodies.    Different Committees with respect to different groups of Service Providers may administer the Plan.

          (ii)    Section 162(m).    To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Code Section 162(m), the Plan will be administered by a Committee of two or more "outside directors" within the meaning of Code Section 162(m).

          (iii)    Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

          (iv)    Delegation to an Officer.    The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Employees or Consultants of the Company or any of its Subsidiaries who are not Officers to be recipients of Options,

  Restricted Stock and Restricted Stock Units and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees and Consultants; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer. Notwithstanding anything to the contrary in this Section 4(a), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 4(b) below.

          (v)    Other Administration.    Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

        (b)    Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

            (i)  to determine the Fair Market Value;

           (ii)  to select the Service Providers to whom Awards may be granted hereunder;

          (iii)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

          (iv)  to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

           (v)  to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

          (vi)  to modify or amend each Award (subject to Section 23(c) of the Plan). Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 18), and neither may the Administrator cancel any outstanding Option or Stock Appreciation Right in exchange for cash, other awards or an Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right, unless such action is approved by stockholders prior to such action being taken;

         (vii)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

        (viii)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

          (ix)  to make all other determinations deemed necessary or advisable for administering the Plan.

        (c)    Effect of Administrator's Decision.    The Administrator's decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.    Eligibility.    Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.

6.     Stock Options.

        (a)    Limitations.    Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

        (b)    Number of Shares.    The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted an Option covering more than 833,333 Shares. Notwithstanding the limitation in the previous sentence, an Employee may be granted Options covering up to an additional 833,333 Shares during the fiscal year in which his or her initial service as an Employee begins.

        (c)    Term of Option.    The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

        (d)   Option Exercise Price and Consideration.

          (i)    Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

          (ii)    Waiting Period and Exercise Dates.    At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

          (iii)    Form of Consideration.    The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws, which forms of consideration shall be set forth in the Award Agreement at the time of grant.

        (e)   Exercise of Option.

          (i)    Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

  An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the

  Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 18 of the Plan.

          (ii)    Termination of Relationship as a Service Provider.    If a Participant ceases to be a Service Provider, other than upon the Participant's termination as the result of the Participant's death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

          (iii)    Disability of Participant.    If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for five (5) years following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

          (iv)    Death of Participant.    If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent of all of the shares subject to the Option, including Shares that had not yet vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for five (5) years following Participant's death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

          (v)    Other Termination.    A Participant's Award Agreement may also provide that if the exercise of the Option following the termination of Participant's status as a Service Provider (other than upon the Participant's death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant's Award Agreement may also provide that if the exercise of the Option following the termination of the Participant's status as a Service Provider (other than upon the Participant's death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the

  Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of ninety (90) days after the termination of the Participant's status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7.     Stock Appreciation Rights.

        (a)    Grant of Stock Appreciation Rights.    Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

        (b)    Number of Shares.    The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 833,333 Shares. Notwithstanding the limitation in the previous sentence, an Employee may be granted Stock Appreciation Rights covering up to an additional 833,333 Shares during the fiscal year in which his or her initial service as an Employee begins.

        (c)    Exercise Price and Other Terms.    The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

        (d)    Stock Appreciation Right Agreement.    Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

        (e)    Expiration of Stock Appreciation Rights.    A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(e) also will apply to Stock Appreciation Rights.

        (f)    Payment of Stock Appreciation Right Amount.    Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

            (i)  The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

           (ii)  The number of Shares with respect to which the Stock Appreciation Right is exercised.

  At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

        (g)    Dividends and Other Distributions.    Service Providers holding unvested Stock Appreciation Rights shall not be entitled to receive dividends or other distributions in respect of such Awards until the time specified for payout of the Stock Appreciation Rights in the Award Agreement.

8.     Restricted Stock.

        (a)    Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

        (b)    Restricted Stock Agreement.    Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m), during any Fiscal Year no Participant will receive more than an aggregate of 333,333 Shares of Restricted Stock. Notwithstanding the foregoing limitation, for restricted stock intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m), an Employee may be granted up to 333,333 additional Shares of Restricted Stock during the fiscal year in which his or her initial service as an Employee begins. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

        (c)    Transferability.    Except as provided in this Section 16, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

        (d)    Other Restrictions.    The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate and contained in the Award Agreement on the date of grant, including granting an Award of Restricted Stock subject to the requirements of Section 13.

        (e)    Removal of Restrictions.    Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

        (f)    Voting Rights.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

        (g)    Dividends and Other Distributions.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

        (h)    Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

        (i)    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Performance Units/Shares as "performance-based compensation" under Code Section 162(m), the Compensation Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Compensation Committee on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Code Section 162(m), the Compensation Committee will follow the provisions of Section 13 any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Code Section 162(m) (e.g., in determining the Performance Goals).

9.     Restricted Stock Units.

        (a)    Grant.    Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of

Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m), during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 333,333 Restricted Stock Units. Notwithstanding the foregoing limitation, for Restricted Stock Units intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m), an Employee may be granted up to 333,333 additional Restricted Stock Units during the fiscal year in which his or her initial service as an Employee begins.

        (b)    Vesting Criteria and Other Terms.    The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant, including granting an Award of Restricted Stock Units subject to the requirements of Section 13. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

        (c)    Earning Restricted Stock Units.    Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

        (d)    Form and Timing of Payment.    Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

        (e)    Cancellation.    On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

        (f)    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Performance Units/Shares as "performance-based compensation" under Code Section 162(m), the Compensation Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Compensation Committee on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Code Section 162(m), the Compensation Committee will follow the provisions of Section 13 any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Code Section 162(m) (e.g., in determining the Performance Goals).

10.   Performance Units and Performance Shares.

        (a)    Grant of Performance Units/Shares.    Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m), (i) no Participant will receive Performance Units having an initial value greater than $5,000,000, and (ii) no Participant will receive more than 333,333 Performance Shares. Notwithstanding the foregoing limitation, for Performance Shares intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m), in connection with his or her initial service, a Service Provider may be granted up to an additional 333,333 Performance Shares and additional Performance Units having an initial value up to $5,000,000.

        (b)    Value of Performance Units/Shares.    Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

        (c)    Performance Objectives and Other Terms.    The Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant, including granting an Award of Performance Units and Performance Shares subject to the requirements of Section 13. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, Performance Goals, any other vesting provisions and such other terms and conditions as the Administrator, in its sole discretion, will determine.

        (d)    Earning of Performance Units/Shares.    After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

        (e)    Form and Timing of Payment of Performance Units/Shares.    Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period and achievement of the performance criteria and other vesting provisions. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

        (f)    Cancellation of Performance Units/Shares.    On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan to the extent such Performance Units/Shares were payable in Shares.

        (g)    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Performance Units/Shares as "performance-based compensation" under Code Section 162(m), the Compensation Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Compensation Committee on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Code Section 162(m), the Compensation Committee will follow the provisions of Section 13 any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Code Section 162(m) (e.g., in determining the Performance Goals).

11.    Performance Goals.    The granting and/or vesting of Awards of Options, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (including Performance Units payable in cash) and other incentives under the Plan may be made subject to the attainment of performance goals ("Performance Goals") relating to one or more of the following measures: (a) Accounts Payable Days, (b) Accounts Payable Turns, (c) Annual Revenue, (d) Cash Collections, (e) Cash Cycle Days, (f) Customer Satisfaction MBOs, (g) Days Sales Outstanding, (h) Earnings Per Share, (i) Free Cash flow, (j) Gross Margin, (k) Gross Profit, (l) Inventory Turns, (m) Net Income, (n) New Orders, (o) Operating Income, (p) Pro Forma Net Income, (q) Return on Designated Assets, (r) Return on Equity, (s) Return on Sales, and (t) Product Shipments. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. The Compensation Committee may provide that partial achievement of the Performance Goals may result in the payment or vesting corresponding to a partial (but not necessarily proportional) portion of the Award. Prior to the Determination Date, the Compensation Committee is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and integration charges (including employee severance and benefits costs and charges related to excess facilities and assets); (ii) to exclude impairment charges for goodwill and intangible assets and amortization expense; (iii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iv) to exclude the effects of changes to GAAP required by the Financial Accounting Standards Board; (v) to exclude the effects of any statutory adjustments to corporate tax rates; (vi) to exclude stock-based compensation expense determined under generally accepted accounting principles; (vii) to exclude any other unusual, non-recurring gain or loss or extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xi) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368); and (xii) to reflect any partial or complete corporate liquidation. The Compensation Committee also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

12.    Performance Bonus Awards.    Any Service Provider selected by the Compensation Committee may be granted one or more Performance-Based Awards in the form of a cash bonus payable upon the attainment of Performance Goals that are established by the Compensation Committee for a Performance Period prior to the Determination Date. Performance-Based Awards in the form of cash bonuses may not exceed more than $5,000,000 in any Fiscal Year. Performance Bonus Awards established for any Participant who would be considered a "covered employee" within the meaning of Code Section 162(m) (hereinafter a "Covered Employee") will be based upon Performance Goals established in accordance with Section 13. The provisions contained in this Plan permitting the Company to grant Performance-Based Awards in the form of cash bonuses shall not be the exclusive means for the payment of bonuses or other incentive compensation to Participants, including Covered Employees.

13.   Terms and Conditions of Any Performance-Based Award.

        (a)    Purpose.    The purpose of this Section 13 is to provide the Compensation Committee of the Board (the "Compensation Committee") the ability to qualify Awards (other than Options and SARs) that are granted pursuant to the Plan as qualified performance-based compensation under Code Section 162(m). If the Compensation Committee, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals to a Covered Employee, the provisions of this Section 13 will control over any contrary provision in the Plan; provided, however, that the Compensation Committee may in its discretion grant Awards that are not intended to qualify as "performance-based compensation" under Code Section 162(m) to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 13.

        (b)    Applicability.    This Section 13 will apply to those Covered Employees who are selected by the Compensation Committee to receive any Award subject to Performance Goals. The designation of a Covered Employee as being subject to Code Section 162(m) will not in any manner entitle the Covered

Employee to receive an Award under the Plan. Moreover, designation of a Covered Employee subject to Code Section 162(m) for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period.

        (c)    Procedures with Respect to Performance Based Awards.    To the extent necessary to comply with the performance-based compensation requirements of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Compensation Committee will, in writing, (a) designate one or more Participants who are Covered Employees, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts or methods of computation of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Compensation Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Covered Employee, the Compensation Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Compensation Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

        (d)    Payment of Performance Based Awards.    Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Company or an Affiliate on the day a Performance-Based Award for such Performance Period is paid to the Covered Employee. Furthermore, a Covered Employee will be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

        (e)    Additional Limitations.    Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Code Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance- based compensation as described in Code Section 162(m), and the Plan will be deemed amended to the extent necessary to conform to such requirements.

14.    Outside Director Limitations.    No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $900,000. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 14.

15.    Compliance With Code Section 409A.    Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code

Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

16.    Leaves of Absence/Transfer Between Locations.    Unless the Administrator provides otherwise or as provided by written Company policies, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence or as provided by written Company policies. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and its Affiliates. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

17.    Transferability of Awards.    Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. With the approval of the Administrator, a Participant may, in a manner specified by the Administrator, (a) transfer an Award to a Participant's spouse or former spouse pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant's immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant's immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant's immediate family, or (iv) a foundation in which the Participant and/or member(s) of the Participant's immediate family control the management of the foundation's assets. For purposes of this Section 17, "immediate family" will mean the Participant's spouse, former spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive or step relationships and any person sharing the Participant's household (other than as a tenant or employee).

18.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.

        (a)    Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share or value limits, as applicable, set forth in Sections 3, 6, 7, 8, 9, 10 and 14.

        (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

        (c)    Change in Control.    In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the "Successor Corporation"). In the event that the Successor

Corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if the Successor Corporation does not assume or substitute an Option or Stock Appreciation Right in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

        For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

        Notwithstanding anything in this Section 18(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant's consent; provided, however, a modification to such Performance Goals only to reflect the Successor Corporation's post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

19.   Tax Withholding

        (a)    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes required to be withheld with respect to such Award (or exercise thereof).

        (b)    Withholding Arrangements.    The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

20.    No Effect on Employment or Service.    Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant's relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant's right or the Company's right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

21.    Date of Grant.    The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

22.    Term of Plan.    The Plan will become effective upon its approval by the stockholders and no Awards may be made under the Plan until such approval is obtained. The Plan shall continue in effect for a term of ten (10) years after the date it becomes effective, unless terminated earlier under Section 23 of the Plan.

23.   Amendment and Termination of the Plan.

        (a)    Amendment and Termination.    The Administrator may at any time amend, alter, suspend or terminate the Plan.

        (b)    Stockholder Approval.    The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

        (c)    Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

24.   Conditions Upon Issuance of Shares.

        (a)    Legal Compliance.    Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

        (b)    Investment Representations.    As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

25.    Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

26.   Stockholder Approval.

        (a)    General.    The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

        (b)    Section 162(m).    Subject to Section 23 (regarding the Administrator's right to amend or terminate the Plan), the provisions of Section 13 relating to Awards intended to qualify as "performance based compensation" under Code Section 162(m) shall remain in effect thereafter through the Company's 2018 Annual Meeting.

APPENDIX B

RECONCILIATION OF NON-GAAP MEASURES

        Below is a reconciliation of the non-GAAP financial measures contained in this proxy statement to their most directly comparable GAAP equivalent and a description of the items excluded from the calculation of our non-GAAP measures.

Fiscal 2017
GAAP Operating Income	$226,467
GAAP operating margin	3.3%
Adjustments:
Stock compensation expense	37,920
Amortization of intangible assets	7,280
Distressed customer charges	(973)
Restructuring costs	1,339
Gain on sales of long-lived assets	(1,451)
Asset impairments	4,600

Non-GAAP Operating Income	$275,182

Non-GAAP operating margin	4.0%
GAAP Net Income	$138,833
Adjustments:
Operating income adjustments (see above), net of tax	32,203
Adjustments for deferred tax and discrete items	53,547

Non-GAAP Net Income	$224,583

EBITDA
GAAP operating income (per above)	$226,467
Depreciation and amortization	118,751

GAAP EBITDA	$345,218

Non-GAAP operating income (per above)	$275,182
Depreciation and amortization	111,471

Non-GAAP EBITDA	$386,653

	Fiscal 2016	Fiscal 2015
GAAP Net Income	$187,838	$377,261
Adjustments:
Stock compensation expense	26,907	20,653
Amortization of intangible assets	7,420	4,440
Distressed customer charges	2,233	10,979
Recovery of contingency item	(7,558)	—
Restructuring costs	2,701	13,683
Gain on sale of long-lived assets	—	(10,598)
Asset impairments	1,000	3,454
Loss on extinguishment of debt	—	3,760
Litigation settlements	(1,023)	(273)
Bargain purchase gain, net of tax	(1,642)	—
Deferred and non-recurring tax adjustments	(17,838)	(234,078)

Non-GAAP Net Income	$200,038	$189,281

        Management has excluded from these non-GAAP measures above stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, to the extent material or which we consider to be of a non-operational nature in the applicable period, and as more fully described below.

        Management excludes these items principally because such charges are not directly related to the Company's ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company's operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of Company's strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management's approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP and, in some cases, consume cash which reduces the Company's liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company's performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

        Additional information regarding the economic substance of each exclusion, management's use of the resultant non-GAAP measures, the material limitations of management's approach and management's methods for compensating for such limitations is provided below.

        Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company's results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company's core results with those of its competitors.

        Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company's competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company's core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company's competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company's liquidity. Therefore, management also reviews GAAP results including these amounts.

        Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company's liquidity. In addition, given the fact that the Company's competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company's core results with those of its competitors.

        Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company's liquidity. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company's core results with those of its competitors because the Company's competitors complete acquisitions at different times and for different amounts than the Company.

        Other Infrequent Items, which consist of other infrequent or unusual items (including charges associated with distressed customers, litigation settlements, and gains and losses on sales of assets and redemptions of debt), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict or not directly related to the Company's ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company's competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company's liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.

        Adjustments for Taxes, which consist of the tax effects of the various adjustments that we include in our non-GAAP measures, and adjustments related to deferred tax and discrete tax items. Including these adjustments permits more accurate comparisons of the Company's core results with those of its competitors.

SANMINA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 5, 2018

The stockholder(s) hereby appoint(s) Jure Sola and Christopher K. Sadeghian, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sanmina Corporation that the stockholder is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM Pacific Standard Time on March 5, 2018 at the corporate offices of Sanmina Corporation (30 E. Plumeria Drive, San Jose, CA 95134)  and any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SANMINA CORPORATION FOR ITS FISCAL YEAR ENDING SEPTEMBER 29, 2018, FOR THE APPROVAL OF THE RESERVATION OF 1,800,000 SHARES OF COMMON STOCK UNDER THE 2009 INCENTIVE PLAN, FOR THE APPROVAL OF THE COMPENSATION OF SANMINA CORPORATION’S NAMED EXECUTIVE OFFICERS, FOR FUTURE STOCKHOLDER ADVISORY (NON-BINDING) VOTES ON THE COMPENSATION AWARDED TO SANMINA CORPORATION’S NAMED EXECUTIVE OFFICERS TO BE HELD EVERY YEAR AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

SANMINA CORPORATION

INVESTOR RELATIONS

30 E. PLUMERIA DRIVE

SAN JOSE, CALIFORNIA 95134

VOTE BY INTERNET—www.proxvvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SANMINA CORPORATION

The Board of Directors recommends a vote FOR the following proposal(s).

1.	Election of directors:	For	Against	Abstain

	1a. Michael J. Clarke	☐	☐	☐

	1b. Eugene A. Delaney	☐	☐	☐

	1c. William J. DeLaney	☐	☐	☐

	1d. Robert K. Eulau	☐	☐	☐

	1e. John P. Goldsberry	☐	☐	☐

	1f. Rita S. Lane	☐	☐	☐

	1g. Joseph G. Licata, Jr.	☐	☐	☐

	1h. Mario M. Rosati	☐	☐	☐

	1i. Wayne Shortridge	☐	☐	☐

	1j. Jure Sola	☐	☐	☐

	1k. Jackie M. Ward	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Sanmina Corporation for its fiscal year ending September 29, 2018:	☐	☐	☐

3.	Proposal to approve the reservation of 1,800,000 shares of common stock for issuance under Sanmina Corporation’s 2009 Incentive Plan:	☐	☐	☐

4.

Proposal to approve, on an advisory (non-binding) basis, the compensation of Sanmina Corporation’s named executive officers, as disclosed in the Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.

		☐	☐	☐

The Board of Directors recommends a vote of 1 Year for the following proposal.

5.

Proposal to recommend, on an advisory (non- binding) basis, the frequency of future stockholder advisory (non-binding) votes on the compensation awarded to Sanmina Corporation’s named executive officers.

	1 Year	2 Years	3 Years	Abstain
	☐	☐	☐	☐

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL, EXCEPT IN THE CASE OF PROPOSAL 5, IN WHICH CASE THIS PROXY WILL BE VOTED FOR FUTURE STOCKHOLDER ADVISORY (NON-BINDING) VOTES ON THE COMPENSATION AWARDED TO SANMINA CORPORATION’S NAMED EXECUTIVE OFFICERS TO BE HELD EVERY YEAR.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date